Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166300

CALCULATION OF REGISTRATION FEE

	Amount	Maximum	Maximum
Title of Each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Share	Offering Price	Registration Fee(1)
Units	13,800,000	$25	$345,000,000	$24,599

(1)  The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(To prospectus dated April 26, 2010)

12,000,000 tMEDS sm

SYNOVUS FINANCIAL CORP.

8.25% tMEDS

Synovus is offering 12,000,000 of its Tangible Equity Units, or “tMEDS”. Each tMEDS has a stated amount of $25. Each tMEDS is a unit composed of a prepaid stock purchase contract and a junior subordinated amortizing note due May 15, 2013 issued by Synovus, which has an initial principal amount of $5.098197 per amortizing note and a scheduled final installment payment date of May 15, 2013.

On May 15, 2013, each purchase contract will automatically settle and we will deliver a number of shares of Synovus common stock, based on the applicable market value, which is the average of the daily volume weighted average prices, or VWAPs (as defined herein), of Synovus common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding May 15, 2013:

•	if the applicable market value equals or exceeds $3.30, you will receive 7.5758 shares;

•	if the applicable market value is greater than $2.75 but less than $3.30, you will receive a number of shares having a value, based on the applicable market value, equal to $25; and

•	if the applicable market value is less than or equal to $2.75, you will receive 9.0909 shares.

At any time prior to the third business day immediately preceding May 15, 2013, you may settle your purchase contract early and we will deliver you 7.5758 shares of our common stock. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. The purchase contract holders will not receive any cash distributions.

The amortizing notes will pay you equal quarterly installments of $0.515625 per amortizing note, which in the aggregate will be equivalent to a 8.25% cash payment per year with respect to each $25 stated amount of tMEDS. We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond May 15, 2015. The amortizing notes will be junior subordinated obligations of Synovus, and will rank (i) junior both in liquidation and right of payment, to the extent set forth in the junior subordinated debt indenture, to all of Synovus’ “Senior Indebtedness” (as defined under “Description of the amortizing notes—Subordinated debt”) and (ii) equally with all of out unsecured and junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes.

Each tMEDS may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the tMEDS.

Synovus will apply to list the tMEDS on the New York Stock Exchange under the symbol “SNV PR T.” If approved for listing, Synovus expects that the tMEDS will begin trading on the New York Stock Exchange within 30 days after the tMEDS are first issued. However, Synovus will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but it may list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering, there has been no public market for the tMEDS. Synovus common stock is listed on the New York Stock Exchange under the symbol “SNV.” The last reported sale price of Synovus common stock on the New York Stock Exchange on April 28, 2010 was $3.18 per share.

Concurrently with this offering, we are offering 255,000,000 shares of our common stock (or 293,250,000 shares if the underwriters exercise their option to purchase additional shares in full). The common stock is being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. The common stock offering is not contingent upon the completion of this offering, and this offering is not contingent upon the completion of the common stock offering. In addition, on April 26, 2010 we announced an offer to exchange up to 97 million shares of our common stock for any and all of our outstanding 5.125% Subordinated Notes due 2017, or 2017 notes, which we originally issued in 2005 in aggregate principal amount of $450 million. We refer to the common stock offering and the exchange offer for our 2017 notes collectively as the “Concurrent Transactions.” See “Summary—Concurrent Transactions.”

We have granted the underwriter the right to purchase, within the 13 day period that begins on and includes the date of original issuance of the tMEDS, up to an additional 1,800,000 tMEDS solely to cover over-allotments, if any.

“tMEDS” is a service mark of J.P. Morgan Securities Inc.

Investing in the tMEDS involves a number of risks. See “Risk factors” beginning on page S-20 of this prospectus supplement to read about some of the factors that you should consider before buying the tMEDS.

None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (“FDIC”), nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the tMEDS, the purchase contracts nor the amortizing notes are deposits, savings accounts or other obligations of Synovus’ bank or nonbank subsidiaries. These securities are not insured or guaranteed by the FDIC or any other governmental agency.

	Per tMEDS	Total

Public offering price	$25.00	$300,000,000
Underwriting discount	$0.75	$9,000,000
Proceeds to Synovus (before expenses)	$24.25	$291,000,000

The underwriter expects to deliver the tMEDS in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 4, 2010.

J.P. Morgan

Sole Book-Running Manager

April 28, 2010

About this prospectus supplement

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 26, 2010, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where you can find more information” before investing in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Synovus,” “we,” “us,” “our” or similar references mean Synovus Financial Corp. together with its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended December 31, 2009, as amended by amendment no. 1 to our annual report on Form 10-K/A filed on April 26, 2010, or our “2009 10-K;”

•	those portions of our definitive proxy statement filed on March 12, 2010 in connection with our 2010 annual meeting of shareholders that are incorporated by reference into our 2009 10-K;

•	our current reports on Form 8-K filed on January 29, 2010 (second filing only), February 24, 2010, April 26, 2010 and April 27, 2010 (second filing only); and

•	the description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description.

All future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of this offering are incorporated by reference into this prospectus supplement (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 644-1930

We also have filed a registration statement (No. 333-166300) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

You should rely only on the information incorporated by reference into or provided in this prospectus supplement, any pricing supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information.

Forward-looking statements

Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to:

(1) competitive pressures arising from aggressive competition from other financial service providers;

(2) further deteriorations in credit quality, particularly in residential construction and commercial development real estate loans, may continue to result in increased non-performing assets and credit losses, which could adversely impact our earnings and capital;

(3) declining values of residential and commercial real estate may result in further write-downs of assets and realized losses on disposition of non-performing assets, which may increase our credit losses and negatively affect our financial results;

(4) continuing weakness in the residential real estate environment, which may negatively impact our ability to liquidate non-performing assets;

(5) the impact on our borrowing costs, capital costs and our liquidity due to further adverse changes in our credit ratings;

(6) the risk that our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

(7) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations;

(8) the concentration of Synovus’ non-performing assets by loan type, in certain geographic regions and with affiliated borrowing groups;

(9) the risk of additional future losses if the proceeds we receive upon the liquidation of assets are less than the carrying value of such assets;

(10) changes in the interest rate environment which may increase funding costs or reduce earning assets yields, thus reducing margins;

(11) restrictions or limitations on access to funds from subsidiaries and potential obligations to contribute additional capital to our subsidiaries, which may restrict Synovus’ ability to make payments on its obligations or dividend payments;

(12) the availability and cost of capital and liquidity on favorable terms, if at all;

(13) changes in accounting standards or applications and determinations made thereunder;

(14) slower than anticipated rates of growth in non-interest income and increased non-interest expense;

(15) changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets, including a further reduction in our debt ratings;

(16) the risk that the recoverability of the deferred tax asset balance may extend beyond 2010;

(17) the strength of the U.S. economy in general and the strength of the local economies and financial markets in which operations are conducted may be different than expected;

(18) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

(19) inflation, interest rate, market and monetary fluctuations;

(20) the impact of proposed financial reform legislation and other recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, regulations and examinations;

(21) the risk that we will not be able to complete the proposed consolidation of our subsidiary banks or, if completed, realize the anticipated benefits of the proposed consolidation;

(22) the impact on Synovus’ financial results, reputation and business if Synovus is unable to comply with all applicable federal and state regulations and applicable memoranda of understanding, other supervisory actions and any necessary capital initiatives;

(23) the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

(24) the volatility of our stock price;

(25) the impact on the valuation of our investments due to market volatility or counterparty payment risk;

(26) the risks that we may be required to seek additional capital to satisfy applicable regulatory capital standards and pressures or supervisory actions in addition to the capital realized through the execution of Synovus’ capital plan described in this document;

(27) the risk that, if economic conditions worsen or regulatory capital requirements for our subsidiary banks are modified, we may be required to seek additional liquidity at the holding company from external sources;

(28) the costs of services and products to us by third parties, whether as a result of our financial condition, credit ratings, the way we are perceived by such parties, the economy or otherwise;

(29) the risk that we could have an “ownership change” under Section 382 of the Internal Revenue Code, which could impair our ability to timely and fully utilize our net operating losses and built-in losses that may exist when such “ownership change” occurs; and

(30) other factors and other information contained in this document and in other reports and filings that Synovus makes with the SEC under the Exchange Act, including, without limitation, under the caption “Risk factors.”

For a discussion of these and other risks that may cause actual results to differ from expectations, you should refer to the risk factors and other information in this prospectus supplement and the accompanying prospectus, and our other periodic filings, including our 2009 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

Summary

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our tMEDS. You should pay special attention to the information contained under the caption entitled “Risk factors” in this prospectus supplement and “Risk Factors” in our 2009 10-K to determine whether an investment in our tMEDS is appropriate for you.

Synovus Financial Corp.

Our business

Synovus Financial Corp. is a diversified financial services company and a registered bank holding company based in Columbus, Georgia. We provide integrated financial services including commercial and retail banking, financial management, insurance and mortgage services to our customers through 30 wholly owned subsidiary banks and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee. As of December 31, 2009, we had approximately $32.8 billion in assets, $27.4 billion in total deposits and $2.9 billion in shareholders’ equity, and our banks ranged in size from $221.5 million to $7.2 billion in total assets. As of March 31, 2010, based on our preliminary unaudited financial statements we had approximately $32.4 billion in assets, $27.2 billion in total deposits and $2.6 billion in shareholders’ equity, and our banks ranged in size from $244.6 million to $7.8 billion in total assets.

We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 644-1930. Our common stock is traded on the New York Stock Exchange under the symbol “SNV.”

Strategic highlights

During 2009 and the first quarter of 2010, we have taken a number of steps in an effort to position our company to emerge from the current economic crisis as a stronger organization:

•	Capital position—We announced and executed a number of capital initiatives to bolster our capital position against further credit deterioration and to provide additional capital as we pursued our aggressive asset disposition strategy. Through a combination of a public equity offering, liability management and strategic dispositions, we added approximately $644 million of Tier 1 capital during 2009. We also announced on April 20, 2010, that we were continuing to identify, consider, and pursue additional capital management strategies to bolster our capital position. Currently, this strategy is reflected in the capital actions described in this document, including this offering and the Concurrent Transactions described below under “— Concurrent Transactions.”

•	Risk management—We completed the centralization of a number of key functions, including credit and loan review, deposit operations, loan operations, procurement and facilities management. These changes emphasize a one-company view of our operating structure and reduce the risks of managing these complex internal functions.

•	Aggressive management of credit issues—We announced and executed an aggressive strategy to dispose of non-performing assets and manage our credit quality. In 2009, we disposed of an aggregate of $1.18 billion of non-performing assets. In the first quarter of 2010, we disposed of an additional $271 million of non-performing assets.

•	Deposit growth—We believe that our deposits remain a strength of our business. As of March 31, 2010, our total deposits were $27.2 billion. We continue to focus on improving the mix of our deposits. As of March 31, 2010, our non-interest-bearing deposits, or DDAs, were $4.4 billion, a 15.0% increase compared to March 31, 2009. In addition, our non-CD deposits, excluding national market brokered money market accounts, as of March 31, 2010 were $15.2 billion, an increase of 7.8% compared to March 31, 2009.

•	Focus on expense control—We have controlled our expenses and reduced our fundamental non-interest expense by over $50 million during 2009. We continually review our company’s operations to identify ways to enhance efficiency and create an enhanced banking experience for our customers. Total non-interest expenses for 2009 were $1.22 billion compared to $1.46 billion for 2008. Excluding discontinued operations, other credit costs, FDIC insurance expense, restructuring charges, net litigation contingency expense, and goodwill impairment expense, our non-interest expenses for 2009 were $743.7 million compared to $794.9 million for 2008. The total number of employees at December 31, 2009 was 6,385 compared to 6,876 at December 31, 2008.

•	Relationship banking—Our relationship-based approach to banking is built on creating long-term relationships with our customers. We utilize a decentralized customer delivery model and a commitment to being a great place to work to provide what we believe to be a superior customer experience. This relationship banking approach allows our bankers to serve their customers’ individual needs and demonstrates our commitment to the communities in which we operate.

We believe that these steps, together with our strong franchise in attractive Southeastern markets, position us to emerge from the current economic crisis as a stronger organization.

Capital Plan

We are pursuing a variety of strategic initiatives, which we refer to as our Capital Plan, to improve our capital position in response to, among other factors, regulatory expectations, peer firms’ capital ratios, and a challenging economic environment. We have already taken a significant step to implement and are executing the Capital Plan through the sale of our merchant services business. Other elements of our Capital Plan include this securities offering and the Concurrent Transactions; a possible exchange with the U.S. Treasury of our Fixed-Rate Cumulative Perpetual Preferred Stock, Series A, or our Series A Preferred Stock, for a like amount of Trust Preferred securities; and other balance sheet initiatives.

On March 31, 2010, our affiliate, Columbus Bank and Trust Company (CB&T), completed the sale of CB&T’s merchant services business to Merchant e-Solutions, Inc. (MeS) for $70.5 million in cash. Synovus also anticipates receipt of future revenue as a result of a referral agreement with MeS.

This offering and the Concurrent Transactions, if successful, would result in approximately $1.2 billion of additional Tier 1 common equity, and would constitute a significant step toward solidifying our capital position. See “Risk factors — Offering risks — Sales of a significant number of shares of our common stock in the public markets, and other transactions that we pursue in connection with our Capital Plan, could depress the market price of our common stock.”

On April 22, 2010, we formally requested the United States Treasury to consider the exchange of $967,870,000 in aggregate principal amount of Series A Preferred Stock for a like amount of Trust Preferred securities. The Trust Preferred securities:

•	would be issued through our wholly owned unconsolidated subsidiary trust, Synovus Capital Trust I, whose sole asset would be a like amount of related subordinated debentures ranking senior to the Series A Preferred Stock,

•	would pay distributions and become redeemable on the same dates and in the same amounts as the Series A Preferred Stock, and

•	would be perpetual, having no stated maturity.

Upon completion of any exchange, and in accordance with GAAP, we intend to cancel the Series A Preferred Stock, and record the new Trust Preferred securities at their approximated fair market value of $625 million. Warrants to purchase shares of our common stock will remain outstanding. The exchange of Series A Preferred Stock for Trust Preferred securities, if successful, would result in an estimated increase of $300 million in our tangible equity, and would complement our efforts to raise capital. We cannot assure you that we will be able to successfully complete the exchange of our Series A Preferred Stock for Trust Preferred Securities on a timely basis, on favorable terms, or at all. Although we have formally initiated the process for exchanging Series A Preferred Stock for Trust Preferred securities, there is no guarantee that Treasury will approve the exchange. See “Risk factors — We presently are subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock.”

As we have continued to carefully monitor the dramatically evolving financial services landscape in general, and our position in that landscape compared to our peers in particular, we have considered a number of factors, including, but not limited to, the following:

•	in light of our concentration in commercial real estate, construction and land development, as well as several quarters of deteriorating asset quality, our regulators have urged us and our board to bolster our capital position promptly and have stated that additional capital is needed; and

•	a number of our peers have determined to consider and pursue strategies — including equity capital raising and asset and liability management — designed to improve their capital position to levels above those that previously have been considered appropriate and, given the public capital market’s recent patterns, this window of opportunity may be closed in the near future.

We believe that upon completion of these initiatives, we will:

•	possess a capital structure, and related regulatory capital ratios, that will better align with evolving industry and regulatory standards;

•	possess a capital cushion that will improve our ability to absorb additional losses that we could face under worsening economic conditions;

•	enjoy greater operational and strategic flexibility, which could, among other things, better position us to take advantage of potential opportunities to improve and grow our business over time; and

•	be better positioned to possibly repay TARP as credit metrics improve.

We will seek to execute this offering and the remainder of our Capital Plan during the course of fiscal 2010. We cannot assure you that we will be able to successfully complete all elements of our Capital Plan on a timely basis, on favorable terms, or at all, that we will realize the anticipated benefits of our Capital Plan if it were to be achieved or that our bank regulators will be satisfied with such plan and will not require us to take further action. See “Risk factors.”

Charter Consolidation

In January 2010, we announced our intention to transition from 30 subsidiary banks with 30 individual charters to a single subsidiary bank structure, pending receipt of all required regulatory approvals. We believe that this legal change in our charter structure will:

•	simplify regulatory oversight;

•	improve capital efficiency;

•	enhance risk management;

•	increase opportunities for efficiency; and

•	better position Synovus to emerge stronger from the current economic downturn.

The announced Charter Consolidation is only a change in the legal structure of our organization and does not change our relationship-banking business model. We presently expect to complete the consolidation of our bank charters into a single charter by mid-2010, subject to receipt of the required regulatory approvals. Among other things, we believe that we will need to complete this offering and the Concurrent Transactions and may be required to complete other elements of our Capital Plan, in order to receive such approvals. See “Risk factors—We may be unable to successfully implement the Charter Consolidation and we may not realize the expected benefits from the Charter Consolidation.”

Concurrent Transactions

Concurrently with this offering, we are offering 255,000,000 shares of our common stock (or 293,250,000 shares if the underwriters exercise their option to purchase additional shares in full). The common stock is being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. The common stock offering is not contingent upon the completion of this offering, and this offering is not contingent upon the completion of the common stock offering. In addition, on April 26, 2010 we announced an offer to exchange up to 97 million shares of our common stock for any and all of our outstanding 5.125% Subordinated Notes due 2017, or 2017 notes, which we originally issued in 2005 in aggregate principal amount of $450 million.

Adoption of Rights Plan

We have adopted a stockholder rights plan, or Rights Plan, which provides an economic disincentive for any one person or group to become an owner, for relevant tax purposes, of 5 percent or more of our stock and thereby become a “Threshold Holder”, and for any existing Threshold Holder to acquire any additional shares of common stock, subject to certain exceptions. In connection with the Rights Plan, we will issue rights on each share of our common stock outstanding on a specified record date and will issue additional rights on each share of our common stock issued after that record date. The rights will be exercisable by each relevant holder upon certain triggering events, such as any person becoming a Threshold Holder. Upon the occurrence of a triggering event, holders of rights (other than the Threshold Holder and certain of its affiliates and their transferees) will receive fractional shares of our preferred stock upon exercise or if our board of directors decides to exchange the rights.

It is possible that the ownership of an interest in a purchase contract would be treated, for purposes of Section 382 and, accordingly, for purposes of the Rights Plan, as the ownership of all or a portion of the Synovus common stock subject thereto. Accordingly, Synovus intends, for purposes of interpreting and applying the Rights Plan, to treat the ownership of an interest in a purchase contract as the ownership of a number of shares of Synovus common stock equal to the maximum settlement rate.

Recent developments

On April 20, 2010, we announced our results of operations for the first quarter of 2010. Our net loss for the first quarter of 2010 was $215.7 million, or $0.47 per common share, including a $43 million after-tax gain from the sale of our merchant services business, compared to a net loss of $268.6 million, or $0.58 per common share, for the fourth quarter of 2009.

Our total credit costs for the first quarter were $394.5 million, compared to $427.8 million in the fourth quarter of 2009. Our credit costs primarily included provision expense of $341.0 million and foreclosed real estate costs of $45.5 million. Allowances and cumulative write-downs on all remaining non-performing assets were approximately 49% of unpaid principal balances, compared to 45% in the fourth quarter of 2009. Our net charge-offs decreased by $45.9 million versus the previous quarter, while non-performing assets were up slightly by $11.5 million, from the fourth quarter of 2009. Non-performing asset inflows totaled $531 million for the quarter, down from $661 million in the fourth quarter. Our problem asset disposition strategy remains on track with $271 million in sales for the first quarter.

Our allowance for loan losses increased 25 basis points, or $25 million, to 3.97% of total loans, and total loans past due and still accruing remained low at 1.21% of total loans. Our net interest margin was 3.39%, up 14 basis points from the fourth quarter of 2009. Excluding the negative impact of non-performing assets, the net interest margin was 3.77% for the first quarter.

Our core deposits grew slightly compared to the fourth quarter of 2009. The mix of core deposits continued to improve with non-interest bearing demand deposits and money market accounts replacing higher priced time deposits. Salaries and other personnel expenses were $104.0 million for the quarter, down $7.1 million, or 6.4% from the first quarter of 2009. As of March 31, 2010, our tangible common equity to tangible assets ratio was 5.08%, our Tier 1 Capital Ratio was 9.69%, our Tier 1 common equity was 6.04%, and our total risk-based capital ratio was 13.04%.

Non-GAAP financial measures

The measures entitled pre-tax, pre-credit costs income; fundamental non-interest expense; net interest margin excluding the negative impact of non-performing assets; the tangible common equity to tangible assets ratio; and the tangible common equity to risk-weighted assets are not measures recognized under generally accepted accounting principles, or GAAP, and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are income (loss) before income taxes, total non-interest expense, net interest margin, and the ratio of total common shareholders’ equity to total assets, respectively.

Management uses these non-GAAP financial measures to assess the performance of Synovus’ core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ operating results, financial strength, and capitalization. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Pre-tax, pre-credit costs income is a measure used by management to evaluate core operating results exclusive of credit costs as well as certain non-core expenses such as goodwill impairment charges, restructuring charges, and Visa litigation expense (recovery). Fundamental non-interest expense is a measure used by management to evaluate core non-interest expense exclusive of other credit costs, FDIC insurance expense, restructuring charges, Visa litigation expense (recovery), and goodwill impairment charges. Net interest margin excluding the impact of non-performing assets is a measure used by management to measure the net interest margin exclusive of the impact of non-performing assets and associated net interest charge-offs on the net interest margin. Total risk-weighted assets is a required measure used by banks and financial institutions in reporting regulatory capital and regulatory capital ratios to federal and state regulatory agencies. The tangible common equity to tangible assets ratio and the tangible common equity to risk-weighted assets ratio are used by management and investment analysts to assess the strength of Synovus’ capital position.

The computations of pre-tax, pre-credit costs income; fundamental non-interest expense; net interest margin excluding the impact of non-performing assets; the tangible common equity to tangible assets ratio; and the tangible common equity to risk-weighted assets, and the reconciliation of these measures to income (loss) before income taxes, total non-interest expense, net interest margin, total deposits, and the ratio of total common shareholders’ equity to total assets are set forth in the tables below:

Reconciliation of non-GAAP financial measures

	March 31,		December 31,
(dollars in thousands)	2010	2009	2009	2008	2007	2006	2005

Tangible Common Equity Ratios:
Total risk-weighted assets	$25,751,586	31,236,550	26,781,973	32,106,501	31,505,022	29,930,284	26,008,797
Total assets	$32,439,438	34,547,432	32,831,418	35,786,269	33,064,481	30,496,950	26,401,125
Goodwill	(24,431)	(39,521)	(24,431)	(39,521)	(519,138)	(515,719)	(338,649)
Other intangible assets, net	(15,556)	(20,064)	(16,649)	(21,266)	(28,007)	(35,693)	(29,263)

Tangible assets	$32,399,451	34,487,847	32,790,338	35,725,482	32,517,336	29,945,538	26,033,213

Total shareholders’ equity	$2,616,743	3,637,979	2,851,041	3,787,158	3,441,590	3,708,650	2,949,329
Goodwill	(24,431)	(39,521)	(24,431)	(39,521)	(519,138)	(515,719)	(338,649)
Other intangible assets, net	(15,556)	(20,064)	(16,649)	(21,266)	(28,007)	(35,693)	(29,263)
Cumulative perpetual preferred stock	(930,433)	(921,728)	(928,207)	(919,635)	—	—	—

Tangible common equity	$1,646,323	2,656,666	1,881,754	2,806,736	2,894,445	3,157,238	2,581,417

Total common shareholders’ equity to total assets(1)	5.20%	7.86	5.86%	8.01	10.41	12.16	11.17
Tangible common equity to tangible assets	5.08%	7.70	5.74%	7.86	8.90	10.54	9.92
Tangible common equity to risk-weighted assets	6.39%	8.50	7.03%	8.74	9.19	10.55	9.93

	March 31,		December 31,
(dollars in thousands)	2010	2009	2009	2008	2007	2006	2005

Net Interest Margin Excluding the Negative Impact of Non-performing Assets:
Average earning assets(2)	$29,816,791	32,425,793	31,873,119	31,232,188
Net interest income (taxable equivalent)	249,978	244,420	1,015,156	1,082,802
Add: Negative impact of non-performing assets on net interest income(2)	27,863	26,371	119,163	74,506

Net interest income excluding the negative impact of non-performing assets	$277,841	270,791	1,134,319	1,157,308

Net interest margin	3.39%	3.05	3.19%	3.47
Add: Negative impact of non-performing assets on net interest margin	0.38%	0.33	0.37	0.24

Net interest margin excluding the negative impact of non-performing assets	3.77%	3.38	3.56%	3.71

(1)	Total shareholders’ equity less preferred stock divided by total assets.

(2)	Quarterly average balance for periods ended March 31, 2010 and 2009.

(3)	Represents pro forma interest income on non-performing loans at current commercial loan portfolio yield, carrying cost of ORE, and net interest charge-offs on loans recognized during the quarter.

	Three months ended
	March 31,		Years ended December 31,
(dollars in thousands)	2010	2009	2009	2008	2007	2006	2005

Pre-Tax Pre-Credit Costs Income:
Income (loss) from continuing operations before income taxes	$(275,180)	(223,852)	(1,605,908)	(660,805)	520,035	638,335	559,425
Add: Provision for losses on loans	340,948	290,437	1,805,599	699,883	170,208	75,148	82,532
Add: Other credit costs(4)	53,562	54,277	380,984	162,786	22,355	7,724	7,102
Add: Goodwill impairment	—	—	15,090	479,617	—	—	—
Add: Restructuring costs	—	6,358	5,995	16,125	—	—	—
Add: (Subtract) Net litigation contingency expense (recovery)	—	—	4,059	(17,473)	36,800	—	—
Less: Gain on sale/redemption of Visa shares	—	—	(51,900)	(38,542)	—	—	—

Pre-tax pre-credit costs income	$119,330	127,220	553,919	641,591	749,398	721,207	649,059

Fundamental Non-Interest Expense:
Total non-interest expense	$252,797	261,039	1,221,289	1,456,056	830,343	756,747	642,521
Less: Other credit costs(4)	(53,562)	(54,277)	(380,984)	(162,786)	(22,355)	(7,724)	(7,102)
Less: FDIC insurance expense	(16,555)	(11,671)	(71,452)	(20,068)	(4,322)	(2,709)	(2,519)
Less: Restructuring charges	—	(6,358)	(5,995)	(16,125)	—	—	—
Less: Net litigation contingency (expense) recovery	—	—	(4,059)	17,473	(36,800)	—	—
Less: Goodwill impairment expense	—	—	(15,090)	(479,617)	—	—	—

Fundamental non-interest expense	$182,680	188,733	743,709	794,933	766,866	746,314	632,900

(4)	Other credit costs consist primarily of losses on ORE, reserve for unfunded commitments, and charges related to impaired loans held for sale.

The offering

Issuer	Synovus Financial Corp.

Number of tMEDS offered	12,000,000 tMEDS (or 13,800,000 tMEDS if the underwriter exercises its over-allotment option in full).

Stated amount and initial offering price of each tMEDS	$25 for each tMEDS.

Components of each tMEDS	Each tMEDS is a unit composed of two parts:

• a prepaid stock purchase contract (a “purchase contract”); and

• a junior subordinated amortizing note issued by Synovus (an “amortizing note”).

Each purchase contract will automatically settle on May 15, 2013 (the “mandatory settlement date”), and Synovus will deliver not more than 9.0909 shares and not less than 7.5758 shares of its common stock, subject to adjustment, based upon the applicable settlement rate and applicable market value of its common stock, as described below under “Description of the purchase contracts — Delivery of common stock.”

The purchase contract holders will not receive any cash distributions.

Each amortizing note will have an initial principal amount of $5.098197, bear interest at the rate of 13.00% per annum and have a scheduled final installment payment date of May 15, 2013. On each February 15, May 15, August 15 and November 15, commencing on August 15, 2010, Synovus will pay equal quarterly installments of $0.515625 on each amortizing note. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the amortizing notes — Amortization schedule.” Synovus will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond May 15, 2015.

The return to an investor on a tMEDS will depend upon the return provided by each component. The overall return will consist of the value of the shares of Synovus common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each tMEDS may be separated into its components	Each tMEDS may be separated into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the tMEDS to, but excluding, the third business day immediately preceding the mandatory settlement date. Prior to separation, the tMEDS may be purchased and transferred only as tMEDS.

A tMEDS may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a tMEDS.

Trading	Synovus will apply to list the tMEDS on the New York Stock Exchange under the symbol “SNV PR T.” If approved for listing, Synovus expects that the tMEDS will begin trading on the New York Stock Exchange within 30 days after the tMEDS are first issued. However, Synovus will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but Synovus may list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the tMEDS — Listing of securities.” Prior to this offering, there has been no public market for the tMEDS. Synovus’ common stock is listed on the New York Stock Exchange under the symbol “SNV.”

Use of proceeds	Synovus intends to use the net proceeds of its offering of tMEDS, together with the net proceeds of its concurrent offering of common stock and existing funds, for working capital and general corporate purposes.

Symbol of Synovus common stock on the New York Stock Exchange	“SNV”

U.S. federal tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each tMEDS will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of tMEDS will be treated as if it held each component of tMEDS for U.S. federal income tax purposes. By acquiring a tMEDS, you will agree to treat (i) a tMEDS as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. tax purposes. If, however, the components of a tMEDS were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should consult their tax advisors regarding the tax treatment of an investment in tMEDS and whether a purchase of a tMEDS is advisable in light of the investor’s particular tax situation and the tax treatment described under “Certain U.S. federal tax considerations.”

Concurrent transactions	Concurrently with this offering, we are offering 255,000,000 shares of our common stock (or 293,250,000 shares if the underwriters exercise their option to purchase additional shares in full). The common stock is being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. The common stock offering is not contingent upon the completion of this offering, and this offering is not contingent upon the completion of the common stock offering. In addition, on April 26, 2010 we announced an offer to exchange up to 97 million shares of our common stock for any and all of our outstanding 5.125% Subordinated Notes due 2017, or 2017 notes, which we originally issued in 2005 in aggregate principal amount of $450 million. See “Summary — Concurrent Transactions.”

The Purchase Contracts

Mandatory settlement	On the mandatory settlement date, May 15, 2013, each purchase contract will automatically settle and Synovus will deliver a number of shares of its common stock, based on the applicable settlement rate, unless such purchase contract has been previously settled at the holder’s option. The settlement of the purchase contracts on the mandatory settlement date cannot be deferred.

Settlement rate	The “settlement rate” for each purchase contract will be not more than 9.0909 shares and not less than 7.5758 shares of Synovus common stock, subject to adjustment as described herein, depending on the applicable market value of Synovus common stock, calculated as described below.

• If the applicable market value equals or exceeds $3.30 (the “threshold appreciation price”), you will receive 7.5758 shares of common stock per purchase contract (the “minimum settlement rate”).

• If the applicable market value is greater than $2.75 (the “reference price”), but is less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $25, divided by the applicable market value.

• If the applicable market value is less than or equal to the reference price, you will receive 9.0909 shares of common stock per purchase contract (the “maximum settlement rate”).

The reference price is the public offering price of Synovus common stock in the concurrent common stock offering.

The settlement rate is subject to adjustment as described below under “Description of the purchase contracts — Adjustments to the fixed settlement rates.”

The “applicable market value” means the average of the daily VWAPs of Synovus common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date. The threshold appreciation price represents a 20% appreciation over the reference price.

The following table illustrates the settlement rate per purchase contract and the value of Synovus common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value		Value of
of Synovus Common Stock	Settlement Rate	Common Stock

Less than or equal to $2.75	9.0909	Less than $25
Between $2.75 and $3.30	Number of shares equal to $25, divided by the applicable market value	$25
Greater than or equal to $3.30	7.5758	Greater than $25

Early settlement at your election	At any time prior to the third business day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case Synovus will deliver a number of shares of its common stock equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the purchase contracts — Adjustments to the fixed settlement rates.” That is, the market value of Synovus common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to the mandatory settlement date is subject to the delivery of your purchase contract.

In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Synovus common stock based on the “fundamental change early settlement rate” as described under “Description of the purchase contracts — Early settlement upon a fundamental change.”

The Amortizing Notes

Initial principal amount of each amortizing note	$5.098197.

Installment payments	Each quarterly installment payment of $0.515625 will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at a rate of 13.00% per year. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the amortizing notes — Amortization schedule.”

Installment payment dates	Each February 15, May 15, August 15 and November 15, commencing on August 15, 2010.

Right to defer installment payments	Synovus will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the amortizing notes — Option to extend installment payment period” so long as such deferral period does not extend beyond May 15, 2015.

Ranking of the amortizing notes	The amortizing notes will be junior subordinated obligations of Synovus and will rank junior both in liquidation and right of payment to all “Senior Indebtedness” (as defined under “Description of the amortizing notes — Subordination”). The amortizing notes will rank equally with all of Synovus’ unsecured and junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes. Synovus may issue additional series of junior subordinated notes that rank pari passu with the amortizing notes.

Summary consolidated financial and other data

The following table sets forth summary consolidated financial and other data of Synovus. The financial data as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our audited financial statements contained in our Annual Reports on Form 10-K or Form 10-K/A filed with the SEC, except for fundamental non-interest expense, pre-tax pre-credit costs income, tangible common equity to risk weighted assets ratio and tangible common equity to tangible assets ratio, which are reconciled above under “Reconciliation of non-GAAP financial measures”. The financial data as of and for the three months ended March 31, 2010 have been derived from our preliminary unaudited financial statements. The financial data as of and for the three months ended March 31, 2009 have been derived from our unaudited financial statements contained in our Quarterly Report on Form 10-Q filed with the SEC, except for the non-GAAP measures noted above which are reconciled as provided above. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At or for three months
	ended March 31,		At or for years ended December 31,
(in thousands, except per share data)	2010	2009	2009	2008	2007	2006	2005

Income Statement:
Total revenues(a)	$319,013	327,624	1,406,913	1,495,089	1,519,606	1,472,347	1,284,015
Net interest income	248,867	243,239	1,010,310	1,077,893	1,148,948	1,125,789	965,216
Provision for losses on loans	340,948	290,437	1,805,599	699,883	170,208	75,148	82,532
Non-interest income	69,698	84,385	410,670	417,241	371,638	344,440	319,262
Non-interest expense	252,797	261,039	1,221,289	1,456,057	830,343	756,746	642,521
(Loss) income from continuing operations, net of income taxes	(258,843)	(137,944)	(1,433,931)	(580,376)	337,969	410,431	365,517
Income from discontinued operations, net of income taxes and minority interest(b)	43,161	1,215	4,590	5,650	188,336	206,486	159,929
Net (loss) income	(215,682)	(136,729)	(1,429,341)	(574,726)	526,305	616,917	516,446
Net income attributable to non-controlling interest	(209)	(57)	2,364	7,712	—	—	—
Net income (loss) attributable to controlling interest	(215,473)	(136,672)	(1,431,705)	(582,438)	526,305	616,917	516,446
Dividends on and accretion of discount on preferred stock	14,325	14,192	56,966	2,057	—	—	—
Net (loss) income available to common shareholders	(229,798)	(150,864)	(1,488,671)	(584,495)	526,305	616,917	516,446
Per share data:
Basic earnings (loss) per common share:
(Loss) income from continuing operations	$(0.56)	(0.46)	(4.00)	(1.79)	1.03	1.28	1.14
Net (loss) income	(0.47)	(0.46)	(3.99)	(1.77)	1.61	1.92	1.66
Diluted earnings (loss) per common share:
(Loss) income from continuing operations	(0.56)	(0.46)	(4.00)	(1.79)	1.02	1.27	1.13
Net (loss) income	(0.47)	(0.46)	(3.99)	(1.77)	1.60	1.90	1.64
Cash dividends declared on common stock	0.01	0.01	0.04	0.46	0.82	0.78	0.73
Book value per common share(e)	3.44	8.22	3.93	8.68	10.43	11.39	9.43
Balance Sheet:
Investment securities	$3,237,519	3,778,473	3,188,735	3,770,022	3,554,878	3,263,483	2,852,075
Loans, net of unearned income	24,417,164	27,730,272	25,383,068	27,920,177	26,498,585	24,654,552	21,392,347
Deposits	27,180,048	27,947,986	27,433,534	28,617,179	24,959,816	24,528,463	20,806,979
Long-term debt	1,868,343	1,869,884	1,751,592	2,107,173	1,890,235	1,343,358	1,928,005
Shareholders’ equity	2,616,743	3,637,979	2,851,041	3,787,158	3,441,590	3,708,650	2,949,329
Average total shareholders’ equity	2,802,623	3,681,189	3,285,014	3,435,574	3,935,910	3,369,954	2,799,496
Average total assets	32,540,190	35,165,675	34,423,617	34,051,637	32,895,295	29,831,172	26,293,003

	At or for three months
	ended March 31,				At or for years ended December 31,
(in thousands, except per share data)	2010		2009		2009		2008		2007		2006		2005

Performance ratios and other data:
Return on average assets from continuing operations	(3.23)%		(1.59)		(4.17)		(1.70)		1.03		1.39		1.37
Return on average assets	(2.69)		(1.58)		(4.16)		(1.72)		1.60		2.07		1.96
Return on average equity from continuing operations	(37.46)		(15.20)		(43.65)		(16.89)		8.59		12.24		12.83
Return on average equity	(31.21)		(15.06)		(43.58)		(16.95)		13.37		18.19		18.45
Net interest margin	3.39		3.05		3.19		3.47		3.97		4.27		4.18
Dividend payout ratio(c)	nm		nm		nm		nm		51.25		40.99		44.51
Average shareholders’ equity to average assets	8.61		10.47		9.54		10.09		11.96		11.30		10.65
Tangible common equity to risk-adjusted assets(d)	6.39		8.50		7.03		8.74		9.19		10.55		9.93
Tangible common equity to tangible assets	5.08		7.70		5.74		7.86		8.90		10.54		9.92
Earnings to fixed charges ratio	(1.87	)x	(0.54	)x	(2.17	)x	0.16	x	1.47	x	1.71	x	2.04	x
Average common shares outstanding, basic	489,607		329,785		372,943		329,319		326,849		321,241		311,495
Average common shares outstanding, diluted	489,607		329,785		372,943		329,319		329,863		324,232		314,815

(a)	Consists of net interest income and non-interest income, excluding securities gains (losses).
(b)	On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. In accordance with the provisions of ASC 360-10-35, Accounting for the Impairment or Disposal of Long-Lived Assets, and ASC 420-10-50, Exit or Disposal Cost Obligations, the historical consolidated results of operations and financial position of TSYS, as well as all costs recorded by Synovus associated with the spin-off of TSYS, are now presented as discontinued operations. Additionally, discontinued operations for the year ended December 31, 2007 include a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary mutual funds to a non-affiliated third party. During 2009, Synovus committed to a plan to sell its merchant services business. As of December 31, 2009, the proposed sale transaction met the held for sale criteria under ASC 360-10-15-49, and accordingly, the revenues and expenses of the merchant services business have been reported as a component of discontinued operations.
(c)	Determined by dividing cash dividends declared per common share by diluted net income per share.
(d)	The tangible common equity to risk-weighted assets ratio is a non-GAAP measure which is calculated as follows: (total shareholders’ equity minus preferred stock minus goodwill minus other intangible assets) divided by total risk-adjusted assets (see “Reconciliation of non-GAAP financial measures”).
(e)	Total shareholders’ equity less cumulative perpetual preferred stock, divided by common stock outstanding.
(nm)	Not meaningful.

Risk factors

An investment in our securities involves a number of risks. You should carefully consider the risks described below and the risk factors concerning our business included in our 2009 10-K, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated into this prospectus supplement by reference, before deciding whether an investment in our securities is suitable for you.

Business risks

The current and further deterioration in the residential construction and commercial development real estate markets may lead to increased non-performing assets in our loan portfolio and increased provision expense for losses on loans, which could have a material adverse effect on our capital, financial condition and results of operations.

Since the third quarter of 2007, the residential construction and commercial development real estate markets have experienced a variety of difficulties and challenging economic conditions. Our non-performing assets were $1.83 billion at December 31, 2009, compared to $1.17 billion at December 31, 2008. If market conditions remain poor or further deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the fair value of our non-performing assets, the loss severities of loans in default, and the fair value of real estate owned. We also may realize additional losses in connection with our disposition of non-performing assets. Poor economic conditions could result in decreased demand for residential housing, which, in turn, could adversely affect the development and construction efforts of residential real estate developers. Consequently, such economic downturns could adversely affect the ability of such residential real estate developer borrowers to repay these loans and the value of property used as collateral for such loans. A sustained weak economy could also result in higher levels of non-performing loans in other categories, such as commercial and industrial loans, which may result in additional losses. Management continually monitors market conditions and economic factors throughout our footprint for indications of change in other markets. If these economic conditions and market factors negatively and/or disproportionately affect some of our larger loans, then we could see a sharp increase in our total net-charge offs and also be required to significantly increase our allowance for loan losses. Any further increase in our non-performing assets and related increases in our provision expense for losses on loans could negatively affect our business and could have a material adverse effect on our capital, financial condition and results of operations.

We may experience increased delinquencies and credit losses, which could have a material adverse effect on our capital, financial condition and results of operations.

Like other lenders, we face the risk that our customers will not repay their loans. A customer’s failure to repay us is preceded generally by missed payments. In some instances, a customer may declare bankruptcy prior to missing payments, although this is not generally the case. Customers who declare bankruptcy frequently do not repay their loans. Where our loans are secured by collateral, we may attempt to seize the collateral when and if customers default on their loans. The value of the collateral may not equal the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from our customers. Rising delinquencies and rising rates of bankruptcy are often precursors of future charge-offs and may require us to increase our allowance for loan losses.

Higher charge-off rates and an increase in our allowance for loan losses may hurt our overall financial performance if we are unable to raise revenue to compensate for these losses and may increase our cost of funds.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expenses, which represents management’s best estimate of probable credit losses that have been incurred within the existing portfolio of loans, all as described under Note 7 of Notes to Consolidated Financial Statements in our 2009 10-K and under “Critical Accounting Policies Allowance for Loan Losses” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 10-K. The allowance, in the judgment of management, is established to reserve for estimated loan losses and risks inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses.

We also apply a comprehensive loan classification methodology across each of our 30 bank subsidiaries. Using this methodology, each of our subsidiary banks makes objective and subjective determinations in concluding what they believe to be the appropriate classification of each of their outstanding loans. We carefully monitor, on a bank-by-bank basis, the volume of loans that migrate through each of the various levels of classification. During each quarter, we review a pool of what we believe to be a representative sample of loans from each of our subsidiary banks in an effort to monitor the level of reserves that are maintained in respect of those loans, and to work towards a uniform application of allowance principles across our enterprise.

Because the initial classification of the loans is inherently subjective and subject to evolving local market conditions and other changing factors, it can be difficult for us to predict the effects that those factors will have on the classifications assigned to the loan portfolio of any of our banks, and thus difficult to anticipate the velocity or volume of the migration of loans through the classification process and effect on the level of the allowance for loan losses. Accordingly, we monitor our credit quality and our reserves on a consolidated basis, and use that as a basis for capital planning and other purposes. See “Liquidity” and “Capital Resources” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 10-K.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge offs, based on judgments different than those of management. An increase in the allowance for loan losses results in a decrease in net income and capital, and may have a material adverse effect on our capital, financial condition and results of operations.

In light of current market conditions, we regularly reassess the creditworthiness of our borrowers and the sufficiency of our allowance for loan losses. Our allowance for loan losses increased from 2.14% of total loans at December 31, 2008 to 3.72% at December 31, 2009. We made a provision for loan losses during the year ended December 31, 2009 of approximately $1.81 billion, which was significantly higher than in previous periods. We also charged-off approximately $1.46 billion in loans, net of recoveries, during the year ended December 31, 2009, which was significantly higher than in previous periods.

We will likely experience additional classified loans and non-performing assets in the foreseeable future as the deterioration in the credit and real estate markets causes borrowers to default. Further, the value of the collateral underlying a given loan, and the realizable value of such collateral in a foreclosure sale, likely will be negatively affected by the recent downturn in the real estate market, and therefore may result in an inability to realize a full recovery in the event that a borrower defaults on a loan. Any additional non-performing assets, loan charge-offs, increases in the provision for loan losses or the continuation of aggressive charge-off policies or any inability by us to realize the full value of underlying collateral in the event of a loan default, could negatively affect our business, financial condition, and results of operations and the price of our securities.

We will realize additional future losses if the proceeds we receive upon liquidation of assets are less than the carrying value of such assets.

We have announced a strategy to aggressively dispose of non-performing assets. For a significant portion of our non-performing assets, we have determined the asset categories to be disposed of but have not identified specific assets within those categories. Non-performing assets are recorded on our financial statements at the estimated fair value, which considers management’s plans for disposition. We may also sell assets in the future that are not currently identified as non-performing assets. We will realize additional future losses if the proceeds we receive upon dispositions of assets are less than the recorded carrying value of such assets. Furthermore, if market conditions continue to decline the magnitude of losses we may realize upon the disposition of assets may increase, which will materially adversely affect our business, financial condition and results of operations.

Turmoil in the real estate markets and the tightening of credit have adversely affected the financial services industry and may continue to adversely affect our business, financial condition and results of operations.

Turmoil in the housing and real estate markets, including falling real estate prices, increasing foreclosures, and rising unemployment, have negatively affected the credit performance of loans secured by real estate and resulted in significant write-downs of asset values by banks and other financial institutions. Over the last few years, these write-downs caused many banks and financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with other financial institutions and, in some cases, to fail. As a result, many lenders and institutional investors reduced or ceased providing credit to borrowers, including other financial institutions, which, in turn, led to the global credit crisis.

This market turmoil and credit crisis have resulted in an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. While some areas of the United States have experienced a modest recovery, not all areas of our geographic footprint have improved, and most areas remain challenged. The degree and timing of economic recovery (or further recovery) remain uncertain. The resulting economic pressure on consumers and businesses and lack of confidence in the financial markets have adversely affected our business, financial condition and results of operations and may continue to result in credit losses and write-downs in the future.

We may be unable to successfully implement the Charter Consolidation and we may not realize the expected benefits from the Charter Consolidation.

In January 2010, we announced our intention to change our legal structure by consolidating our 30 separately chartered banks into a single bank subsidiary (the “Charter Consolidation”). We believe that the Charter Consolidation will result in a number of benefits, including simplified regulatory oversight, improved capital efficiency and enhanced risk management. However, there is no guarantee that we will be able to successfully execute on all or any components of the Charter Consolidation or realize any of the expected benefits of the Charter Consolidation. The Charter Consolidation is subject to federal and state regulatory approval and there is no guarantee that we will be able to obtain such approval. Among other things, we believe that we will need to complete this offering and the Concurrent Transactions and may be required to complete other elements of our Capital Plan, in order to receive such approvals. Even if approved, federal and state regulatory agencies may impose conditions on our ability to implement the Charter Consolidation, including imposing operational restrictions on us or our subsidiary banks or requiring us to raise additional capital, which could prevent the successful implementation of, or reduce the benefits we realize from, the Charter Consolidation. In addition, we may be unable to successfully consolidate all of the regulatory initiatives our subsidiary banks are currently subject to into a global regulatory order applicable to the resulting bank(s) in the Charter Consolidation and such resulting bank(s) may be required to comply with all regulatory initiatives to which our subsidiary banks are currently subject. If we are not able to successfully complete the Charter Consolidation, we could be adversely impacted by negative perceptions regarding our inability to move to a more centralized structure.

Even if we are successful in implementing the Charter Consolidation, we may not realize the expected benefits from the Charter Consolidation. Furthermore, the Charter Consolidation could have an adverse impact on our business and results of operations if our customers and employees perceive the Charter Consolidation as a loss of our traditional community banking culture, which may result in higher than expected loss of deposits (particularly with respect to our Synovus® Shared Deposit products), disruption of our business and adverse affects on our ability to maintain relationships with our customers and employees. We rely on the current officers of our subsidiary banks to manage our subsidiary banks in their respective market areas and we could be materially adversely affected if these officers depart as a result of the Charter Consolidation. Difficulty in consolidating our subsidiary banks could lead to higher than expected integration costs and could delay the timing of the Charter Consolidation.

If we are not able to execute on our Capital Plan in full, or even if we are, or if economic conditions worsen or regulatory capital rules are modified, we may be required to undertake one or more strategic initiatives to improve our capital position.

During 2009, Synovus announced and executed a number of strategic capital initiatives to bolster our capital position against credit deterioration and to provide additional capital as Synovus pursued its aggressive asset disposition strategy. As of December 31, 2009, Synovus’ Tier 1 capital ratio was 10.16%, and Synovus and each of its banking subsidiaries is considered “well capitalized” under current regulatory standards. See “Item 1 — Business, Supervision, Regulation and Other Factors — Prompt Corrective Action” in our 2009 10-K for a discussion of the definition of “well capitalized.” Nonetheless, our management presently believes that, based upon an internal analysis of our capital position, we will need to execute on our Capital Plan in full in order to maintain sufficient capital to continue over time to satisfy our regulatory capital needs. Synovus continues to monitor economic conditions, actual performance against forecasted credit losses, peer capital levels, and regulatory capital standards and pressures. If economic conditions or other factors worsen to a materially greater degree than the assumptions underlying management’s internal assessment of our capital position or if minimum regulatory capital requirements for us or our subsidiary banks increase as the result of legislative changes or informal or formal regulatory directives, then we would be required to pursue one or more additional capital improvement strategies, including, among others, balance sheet optimization strategies, asset sales, and/or the sale of securities to one or more third parties. Given the current economic and market conditions and our recent financial performance and related credit ratings, there can be no assurance that any such transactions will be available to us on favorable terms, if at all, or that we would be able to realize the anticipated benefits of such transactions.

The regulators of our individual banks may require our individual banks to maintain a higher level of capital than we currently anticipate, which could adversely affect our liquidity at the holding company and require us to raise additional capital.

While we consider our capital position on a consolidated basis, the regulators of each of our individual banks may require that those individual banks maintain a higher level of capital than we currently anticipate, which would require that we maintain a consolidated capital position that is well beyond what we presently anticipate and could be in excess of the levels of capital used in the assumptions underlying our internal capital analysis. Several of our subsidiary banks are required to maintain regulatory capital levels in excess of minimum well-capitalized requirements primarily as a result of non-performing assets. Further, as a holding company with obligations and expenses separate from our bank subsidiaries, and because many of our banks will be unable to make dividend payments to us, we must maintain a level of liquidity at our holding company that is sufficient to address those obligations and expenses. The maintenance of adequate liquidity at our holding company may limit our ability to make further capital investments in our bank subsidiaries, which could adversely impact us and require us to raise additional capital. Even if we are successful in implementing the Charter Consolidation, there can be no guarantee that the resulting bank(s) would not be required by the regulators to have a higher level of capital than we may anticipate.

Issuance of additional shares of our common stock in the public markets and other capital management or business strategies that we may pursue could depress the market price of our common stock and result in the dilution of our existing shareholders.

Generally, we are not restricted from issuing additional equity securities, including our common stock. Synovus may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster its capital position. Future issuances of our equity securities, including common stock, in any transaction that we may pursue may dilute the interests of our existing shareholders and cause the market price of our common stock to decline. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratios of debt to equity, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities or to satisfy our obligations upon the exercise of outstanding options or warrants. In addition to the transactions contemplated in the Capital Plan, we may issue equity securities in transactions that generate cash proceeds, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common stock. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, such newly issued securities could cause significant dilution to the holders of our common stock, which could affect the market price of the tMEDS.

Further adverse changes in our credit rating could increase the cost of our funding from the capital markets.

During the second quarter of 2009, Moody’s Investors Service, Standard and Poor’s Ratings Services and Fitch Ratings downgraded our long term debt to below investment grade. On April 23, 2010, Moody’s Investor Service issued a further downgrade and placed us on watch for further downgrade. The ratings agencies regularly evaluate us and certain of our subsidiary banks, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. In light of the continuing difficulties in the financial services industry and the housing and financial markets, there can be no assurance that we will not receive additional adverse changes in our ratings, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets.

Our net interest income could be negatively affected by the lower level of short-term interest rates, recent developments in the credit and real estate markets and competition in our primary market area.

Net interest income, which is the difference between the interest income that we earn on interest-earning assets and the interest expense that we pay on interest-bearing liabilities, is a major component of our income. Our net interest income is our primary source of funding for our operations, including extending credit and reserving for loan losses. The Federal Reserve reduced interest rates on three occasions in 2007 by a total of 100 basis points, to 4.25%, and by another 400 basis points, to a range of 0% to 0.25%, during 2008. Interest rates during 2009 have remained at the range of 0% to 0.25% as set by the Federal Reserve during 2008. A significant portion of our loans, including residential construction and development loans and other commercial loans, bear interest at variable rates. The interest rates on a significant portion of these loans decrease when the Federal Reserve reduces interest rates, which may reduce our net interest income. In addition, in order to compete for deposits in our primary market areas, we may offer more attractive interest rates to depositors, and we may increasingly rely upon out-of-market or brokered deposits as a source of liquidity.

A decrease in loans outstanding, increased non-performing loans and the decrease in interest rates reduced our net interest income during the year ended December 31, 2009 and could cause additional pressure on net interest income in future periods. This reduction in net interest income also may be exacerbated by the high level of competition that we face in our primary market area. Any significant reduction in our net interest income could negatively affect our business and could have a material adverse impact on our capital, financial condition and results of operations.

Diminished access to alternative sources of liquidity could adversely affect our net income, net interest margin and our overall liquidity.

We have historically had access to a number of alternative sources of liquidity, but given the recent and dramatic downturn in the credit and liquidity markets, there is no assurance that we will be able to obtain such liquidity on terms that are favorable to us, or at all. For example, the cost of out-of-market deposits could exceed the cost of deposits of similar maturity in our local market area, making them unattractive sources of funding; financial institutions may be unwilling to extend credit to banks because of concerns about the banking industry and the economy generally; and, given recent downturns in the economy, there may not be a viable market for raising equity capital. In addition, our planned Charter Consolidation may result in higher than expected loss of deposits (particularly with respect to our Synovus® Shared Deposit products). If our access to these sources of liquidity is diminished, or only available on unfavorable terms, or if we experience higher than expected deposit losses following our planned Charter Consolidation, then our income, net interest margin and our overall liquidity likely would be adversely affected.

Recent levels of market volatility are unprecedented, and may result in disruptions in our ability to access sources of funds, which may negatively affect our capital resources and liquidity.

In managing our consolidated balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include borrowings from the Federal Home Loan Bank and brokered deposits. See “Liquidity” and “Capital Resources” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 10-K. We also have historically enjoyed a solid reputation in the capital markets and have been able to raise funds in the form of either short- or long-term borrowings or equity issuances. Recently, the volatility and disruption in the capital and credit markets has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access certain of our sources of funding may be disrupted.

Changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, may adversely affect financial results.

In general, the amount, type and cost of our funding, including from other financial institutions, the capital markets and deposits, directly impacts our costs in operating our business and growing our assets and therefore, can positively or negatively affect our financial results. A number of factors could make funding more difficult, more expensive or unavailable on any terms, including, but not limited to, further reductions in our debt ratings, financial results and losses, changes within our organization, specific events that adversely impact our reputation, disruptions in the capital markets, specific events that adversely impact the financial services industry, counterparty availability, changes affecting our assets, the corporate and regulatory structure, interest rate fluctuations, general economic conditions and the legal, regulatory, accounting and tax environments governing our funding transactions. Also, we compete for funding with other banks and similar companies, many of which are substantially larger, and have more capital and other resources than we do. In addition, as some of these competitors consolidate with other financial institutions, these advantages may increase. Competition from these institutions may increase the cost of funds.

As a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations.

Sustained weakness in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse impacts on our business:

•	a decrease in the demand for loans and other products and services offered by us;

•	a decrease in the fair value of non-performing assets or other assets secured by consumer or commercial real estate;

•	an increase or decrease in the usage of unfunded commitments; or

•	an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us.

Any such increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of non-performing assets, net charge-offs, provision for loan losses, and valuation adjustments on loans.

Future losses will result in an additional valuation allowance to our deferred tax assets and impair our ability to recover our deferred tax asset during 2010.

During the quarter ended June 30, 2009, Synovus reached a three-year pre-tax loss position. See Note 23 of Notes to Consolidated Financial Statements in our 2009 10-K. Under GAAP, a cumulative loss position is considered significant negative evidence which makes it very difficult for the company to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. Synovus incurred additional pre-tax losses in the quarters ended September 30, 2009 and December 31, 2009. Accordingly, Synovus was required to increase the valuation allowance against its deferred tax assets by approximately $173 million, $155 million and $110 million during the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009, which adversely impacted Synovus’ results of operations for these periods.

In addition, while there are many factors that could impact the actual effective tax rate, a significant factor is management’s projection of pre-tax loss for the year. If the projected pre-tax losses vary significantly from current estimates, the actual effective tax rate could vary significantly.

Under GAAP, once a company that has recorded a valuation allowance against a deferred tax asset returns to profitability, it is possible to reduce or reverse the valuation allowance with a corresponding tax benefit recognized through current earnings. However, reductions in the valuation allowance are subject to considerable judgment and uncertainty. While Synovus expects to reverse the majority of the valuation allowance once it has demonstrated a consistent return to profitability, realizing additional operating losses will increase the valuation allowance. There can be no assurance that Synovus will be able to fully reverse the valuation allowance against its deferred tax assets during 2010, which may negatively impact Synovus’ capital ratios and require Synovus to raise additional capital.

We face intense competition from other financial service providers.

We operate in a highly competitive environment in respect of the products and services we offer and the markets in which we serve. The competition among financial services providers to attract and retain customers is intense. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or additional interest income to the customer. Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area. Moreover, this highly competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge by creating a “financial holding company,” which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, a number of foreign banks have acquired financial services companies in the U.S., further increasing competition in the U.S. market. In addition, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and some have lower cost structures. We expect the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Our financial condition and outlook may be adversely affected by damage to our reputation.

Our financial condition and outlook is highly dependent upon perceptions of our business practices and reputation. Our ability to attract and retain customers and employees could be adversely affected to the extent our reputation is damaged. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, disclosure, existing litigation, sharing or inadequate protection of customer information and from actions taken by government regulators and community organizations in response to that conduct. Damage to our reputation could give rise to legal risks, which, in turn, could increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.

Maintaining or increasing market share depends on the timely development of and acceptance of new products and services and perceived overall value of these products and services by users.

Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. We provide these products and services to our consumer and corporate customers through a decentralized network of banks and other of our businesses that operate autonomously within their respective communities. While our operating model provides us with a competitive advantage in maintaining a community focus and in providing customer service, our model is, in many respects, less efficient to operate. Moreover, there is increasing pressure to provide products and services at lower prices, which is difficult to do across a network like ours. This can reduce our overall net interest margin and revenues from our fee-based products and services. In addition, our success depends, in part, on our ability to generate significant levels of new business in our existing markets and in identifying and penetrating new markets.

Further, the widespread adoption of new technologies, including internet services, could require us to make substantial expenditures to modify or adapt our existing products and services. We may not be successful in introducing new products and services, achieving market acceptance of products and services or developing and maintaining loyal customers and/or breaking into targeted markets.

The trade, monetary and fiscal policies and laws of the federal government and its agencies, including interest rate policies of the Federal Reserve Board, significantly affect our earnings.

The Federal Reserve Board regulates the supply of money and credit in the U.S. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest margin. They can also materially affect the value of financial instruments we hold, such as debt securities. For example, decreases in interest rates could reduce our net interest income or cause additional pressure on net interest income in future periods. Alternatively, higher interest rates could cause our funding costs to increase more than our asset yields. Changes in Federal Reserve Board policies and laws are beyond our control and hard to predict. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans.

We are heavily regulated by federal and state agencies; changes in laws and regulations or failures to comply with such laws and regulations may adversely affect our operations and our financial results.

Synovus and our subsidiary banks, and many of our nonbank subsidiaries, are heavily regulated at the federal and state levels. This regulation is designed primarily to protect depositors, federal deposit insurance funds and the banking system as a whole, but not shareholders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulations or policies, including currently proposed regulation in both the U.S. Senate and the House of Representatives, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Additionally, proposed legislation affecting the regulation of banking institutions may be enacted during 2010 and beyond, but the specific terms of such legislation are difficult to foresee. While we cannot predict the regulatory changes that may be borne out of the current financial and economic environment, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could be expensive for us to address and/or could result in our changing the way that we do business due to increased regulatory compliance burdens.

Furthermore, various federal and state bodies regulate and supervise our nonbank subsidiaries, including our brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, FINRA, federal and state banking regulators and various state regulators of insurance and brokerage activities. Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on our banking and nonbanking subsidiaries if they determine, upon examination or otherwise, violations of laws with which Synovus or its subsidiaries must comply, or weaknesses or failures with respect to general standards of safety and soundness. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, consent orders, civil money penalties, termination of deposit insurance and bank closures. Enforcement actions may be taken regardless of the capital level of the institution. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective action. Enforcement actions may require certain corrective steps, impose limits on activities, prescribe lending parameters and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition and results of operations, and damage to our reputation, and loss of our financial services holding company status. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities, and limit our ability to raise capital.

We presently are subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock.

Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, various state regulators (for state chartered banks), the Federal Reserve (for bank holding companies), the Office of the Comptroller of the Currency (for national banks) and separately the FDIC as the insurer of bank deposits, have the authority to compel or restrict certain actions on our part if they determine that we have insufficient capital or are otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. Under this authority, our bank regulators can require us to enter into informal or formal enforcement orders, including board resolutions, memoranda of understanding, written agreements and consent or cease and desist orders, pursuant to which we would be required to take identified corrective actions to address cited concerns and to refrain from taking certain actions.

As a result of losses that we have incurred to date and our high level of classified assets, we entered into a memorandum of understanding with the Federal Reserve Bank of Atlanta and the Banking Commissioner of the State of Georgia, or the “Georgia Commissioner,” pursuant to which we agreed to implement plans that are intended to, among other things, minimize credit losses and reduce the amount of our non-performing loans, limit and manage our concentrations in commercial loans, improve our credit risk management and related policies and procedures, address liquidity management and current and future capital requirements, strengthen enterprise risk management practices, and provide for succession planning for key corporate and regional management positions. The memorandum of understanding also requires that we obtain the prior approval of the Federal Reserve Bank of Atlanta and the Georgia Commissioner prior to increasing the cash dividend on our common stock above $0.01 per share.

In addition, many of our subsidiary banks presently are subject to memoranda of understanding and/or similar supervisory actions with the FDIC and/or their applicable state bank regulatory authorities and/or resolutions adopted by those banks’ boards of directors at the direction of their appropriate bank regulator. These supervisory actions are similar in substance and scope to the memorandum of understanding described above. See Note 13 of Notes to Consolidated Financial Statements in our 2009 10-K. In the future, all of our subsidiary banks may become subject to similar and/or heightened supervisory actions and enhanced regulation. Even if we are successful in implementing the Charter Consolidation, the resulting bank(s) may be required to comply with all memoranda of understanding and similar supervisory actions our subsidiary banks are currently subject to or may become subject to.

If we are unable to comply with the terms of our current regulatory orders, or if we are unable to comply with the terms of any future regulatory actions or orders to which we may become subject, or if we are unable to execute our capital plan (including this offering) or otherwise achieve and maintain capital levels that are satisfactory to our regulators, then we could become subject to additional, heightened supervisory actions and orders, possibly including consent orders, prompt corrective action restrictions and/or other regulatory actions, including prohibitions on the payment of common stock dividends. If our regulators were to take such additional supervisory actions, then we could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such supervisory action could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock. See “Item 1—Business-Supervision, Regulation and Other Factors” in our 2009 10-K.

Recent legislative and regulatory initiatives applicable to TARP recipients could adversely impact our ability to attract and retain key employees and pursue business opportunities and put us at a competitive disadvantage vis-à-vis our competitors.

Until we repay the TARP funds, we are subject to additional regulatory scrutiny and restrictions regarding the compensation of certain executives and associates as established under TARP guidelines. The increased scrutiny and restrictions related to our compensation practices may adversely impact our ability to recruit, retain and motivate key employees, which in turn may impact our ability to pursue business opportunities and could otherwise materially adversely affect our businesses and results of operations. These restrictions may put us at a competitive disadvantage vis-à-vis our competitors that have repaid all TARP funds or did not receive TARP funds and may prove costly for us to comply with. See “Item 1—Business-Supervision, Regulation and Other Factors” in our 2009 10-K.

As a result of our participation in the Capital Purchase Program and the Temporary Liquidity Guarantee Program, we may become subject to additional regulation, and we cannot predict the cost or effects of compliance at this time.

In connection with our participation in the Capital Purchase Program administered under the TARP, we may face additional regulations and/or reporting requirements, including, but not limited to, the following:

•	Section 5.3 of the standardized Securities Purchase Agreement that we entered into with the Treasury provides, in part, that the Treasury “may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the Signing Date in applicable federal statutes.” This provision could give Congress the ability to impose “after-the-fact” terms and conditions on participants in the Capital Purchase Program. As a participant in the Capital Purchase Program, we would be subject to any such retroactive legislation. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

•	Participation in the Capital Purchase Program will limit our ability to repurchase our common stock or to increase the dividend on our common stock above $0.06 per share, or to repurchase, our common stock without the consent of the Treasury until the earlier of December 19, 2011 or until the Series A Preferred Stock has been redeemed in whole, or until the Treasury has transferred all of the Series A Preferred Stock to a third party.

•	The FDIC has requested that all state-chartered banks monitor and report how they have spent funds received from the Treasury in connection with TARP funds.

•	Our continued participation in the Transaction Account Guarantee portion of the Temporary Liquidity Guarantee Program will require the payment of additional insurance premiums to the FDIC.

As a result, we may face increased regulation, and compliance with such regulation may increase our costs and limit our ability to pursue certain business opportunities. We cannot predict the effect that participating in these programs may have on our business, financial condition, or results of operations in the future or what additional regulations and/or requirements we may become subject to as a result of our participation in these programs.

Regulation of the financial services industry is undergoing major changes, and future legislation could increase our cost of doing business or harm our competitive position.

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader reform and a restructuring of financial institution regulation. Legislators and regulators in the United States are currently considering a wide range of proposals that, if enacted, could result in major changes to the way banking operations are regulated. Some of these major changes may take effect as early as 2010, and could materially impact the profitability of our business, the value of assets we hold or the collateral available for our loans, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk.

Certain reform proposals under consideration could result in Synovus becoming subject to stricter capital requirements and leverage limits, and could also affect the scope, coverage, or calculation of capital, all of which could require us to reduce business levels or to raise capital, including in ways that may adversely impact our shareholders or creditors. In addition, we anticipate the enactment of certain reform proposals under consideration that would introduce stricter substantive standards, oversight and enforcement of rules governing consumer financial products and services, with particular emphasis on retail extensions of credit and other consumer-directed financial products or services. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, or results of operations.

We may be required to pay significantly higher FDIC premiums in the future.

The FDIC has recently been considering different methodologies by which it may increase premium amounts, because the costs associated with bank resolutions or failures have substantially depleted the Deposit Insurance Fund. In November 2009, the FDIC voted to require insured depository institutions to prepay slightly over three years of estimated insurance assessments. Additionally, the FDIC has proposed using executive compensation as a factor in assessing the premiums paid by insured depository institutions to the Deposit Insurance Fund.

We rely on our systems and employees, and any failures or departures could materially adversely affect our operations.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical and record-keeping errors, and computer/telecommunications systems malfunctions. Our businesses are dependent on our ability to process a large number of increasingly complex transactions. If any of our financial, accounting, or other data processing systems fail or have other significant shortcomings, we could be materially adversely affected. We are similarly dependent on our employees. We could be materially adversely affected if one of our employees departs or causes a significant operational break-down or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. Third parties with which we do business also could be sources of operational risk to us, including relating to break-downs or failures of such parties’ own systems or employees. Any of these occurrences could result in a diminished ability of us to operate one or more of our businesses, potential liability to clients, reputational damage and regulatory intervention, which could materially adversely affect us.

We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control, which may include, for example, computer viruses or electrical or telecommunications outages or natural disasters. Such disruptions may give rise to losses in service to customers and loss or liability to us. In addition, there is a risk that our business continuity and data security systems prove to be inadequate. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation or losses not covered by insurance.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

Fluctuations in our expenses and other costs could adversely affect our financial results.

Our personnel, occupancy and other operating expenses directly affect our earnings results. In light of the extremely competitive environment in which we operate, and because the size and scale of many of our competitors provides them with increased operational efficiencies, it is important that we are able to successfully manage such expenses. We are aggressively managing our expenses in the current economic environment, but as our business develops, changes or expands, additional expenses can arise. Other factors that can affect the amount of our expenses include legal and administrative cases and proceedings, which can be expensive to pursue or defend. In addition, changes in accounting policies can significantly affect how we calculate expenses and earnings.

Increases in the costs of services and products provided to us by third parties could adversely affect our financial results.

The costs of services and products provided to us by third parties could increase in the future, whether as a result of our financial condition, credit ratings, the way we are perceived by such parties, the economy or otherwise. Such increases could have an adverse affect on our financial results.

Changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies, could materially impact our financial statements.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the regulatory agencies, the Financial Accounting Standards Board, and other authoritative bodies change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

The costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, operating results and financial condition.

We may be involved from time to time in a variety of litigation, investigations, inquiries or similar matters arising out of our business. Our insurance may not cover all claims that may be asserted against it and indemnification rights to which we are entitled may not be honored, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. We may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all. We have exposure to many different industries and counterparties, and we routinely execute transactions with a variety of counterparties in the financial services industry. As a result, defaults by, or even rumors or concerns about, one or more financial institutions with which we do business, or the financial services industry generally, have led to market-wide liquidity problems in the past and could do so in the future and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral we hold cannot be sold at prices that are sufficient for us to recover the full amount of our exposure. Any such losses could materially and adversely affect our financial condition and results of operations.

We are named in a purported federal securities class action lawsuit and several related suits and inquiries, and if we are unable to resolve these matters favorably, then our business, operating results and financial condition would suffer.

On July 7, 2009, the City of Pompano Beach General Employees’ Retirement System filed suit in the United States District Court, Northern District of Georgia (the “Securities Class Action”) against us and certain current and former executive officers alleging, among other things, that we and the named defendants misrepresented or failed to disclose material facts, including purported exposure to our Sea Island lending relationship and the impact of real estate values as a threat to our credit, capital position, and business, and failed to adequately and timely record losses for impaired loans. The plaintiffs in the suit claim that the alleged misrepresentations or omissions artificially inflated our stock price in violation of the federal securities laws and seek damages in an unspecified amount.

On November 4, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the United States District Court, Northern District of Georgia (the “Federal Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of the Company. The Federal Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Securities Class Action described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

On December 21, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the Superior Court of Fulton County, Georgia (the “State Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of the Company. The State Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Federal Shareholder Derivative Lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

Synovus received a letter from the SEC, Atlanta regional office, dated December 15, 2009, informing Synovus that it is conducting an informal inquiry “to determine whether any person or entity has violated the federal securities laws.” The SEC has not asserted that Synovus or any person or entity has committed any securities violations. The Company intends to cooperate fully with the SEC’s informal inquiry.

We cannot at this time predict the outcome of these matters or reasonably determine the probability of a material adverse result or reasonably estimate range of potential exposure, if any, that these matters might have on us, our business, our financial condition or our results of operations, although such effects could be materially adverse. In addition, in the future, we may need to record litigation reserves with respect to these matters. Further, regardless of how these matters proceed, it could divert our management’s attention and other resources away from our business.

Offering risks

You assume the risk that the market value of Synovus common stock may decline.

The purchase contracts, pursuant to which Synovus will deliver to you shares of its common stock, are components of the tMEDS. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a

tMEDS or a separate purchase contract, will depend upon the average of the daily volume weighted average prices, or VWAPs, of Synovus common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date (the “applicable market value”). Because the price of Synovus common stock fluctuates, there can be no assurance that the market value of the common stock received by you will be equal to or greater than the reference price of $2.75. If the applicable market value of Synovus common stock is less than the reference price, then the market value of the common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the tMEDS. Therefore, you assume the entire risk that the market value of Synovus common stock may decline before the mandatory settlement date. Any decline in the market value of Synovus common stock may be substantial.

You will receive only a portion of any appreciation in the market price of Synovus common stock.

The aggregate market value of Synovus common stock delivered to you upon settlement of a purchase contract generally will exceed the $25 stated amount of each tMEDS only if the applicable market value of Synovus common stock equals or exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a tMEDS affords less opportunity for equity appreciation than a direct investment in Synovus common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on Synovus common stock above the reference price. Furthermore, if the applicable market price equals or exceeds the threshold appreciation price, you would receive on the mandatory settlement date only approximately 83.3% of the value of the shares of Synovus common stock you would have received had you purchased shares of common stock with $25 at the public offering price in the concurrent public offering. See “Description of the purchase contracts — Delivery of common stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

Synovus may not be able to settle your purchase contracts and deliver shares of its common stock, or make payments on the amortizing notes, in the event that Synovus files for bankruptcy.

If Synovus files for bankruptcy protection prior to settlement of the purchase contracts, it may be unable to deliver Synovus common stock to you and, in such circumstances, Synovus expects that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of Synovus common stockholders, in which case you will only be able to recover damages to the extent holders of Synovus common stock receive any recovery. See “Description of the purchase contracts — Consequences of bankruptcy.”

In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If Synovus becomes a debtor in a bankruptcy case, so long as the case were pending you would likely not receive payments of principal or interest due under the amortizing note component of the tMEDS.

The trading prices for the tMEDS, the purchase contracts and the amortizing notes will be directly affected by the trading prices for Synovus common stock, the general level of interest rates and Synovus’ credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of Synovus common stock, interest rates or Synovus’ credit quality will rise or fall. Trading prices of the common stock will be influenced by Synovus’ operating results and prospects and by economic, financial, industry and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, can affect the price of Synovus common stock, as can sales by Synovus or its stockholders of substantial amounts of common stock in the market after the offering of the tMEDS or the perception that those sales could occur. The market for Synovus common stock likely will influence, and be influenced by, any market that develops for the tMEDS or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of Synovus common stock and increase the volatility of the common stock price, which could in turn depress the price of the tMEDS or the purchase contracts. The price of Synovus common stock also could be affected by possible sales of such common stock by investors who view the tMEDS as a more attractive means of equity participation in Synovus and by hedging or arbitrage trading activity that is likely to develop involving the tMEDS, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the tMEDS, the separate purchase contracts and the common stock.

Recent developments in the equity-linked and convertible securities markets may adversely affect the market value of the tMEDS.

Governmental actions that interfere with the ability of equity-linked and convertible securities investors to effect short sales of the underlying shares of common stock could significantly affect the market value of the tMEDS. Such government actions could make the convertible arbitrage strategy that many equity-linked and convertible securities investors employ difficult to execute for outstanding equity-linked or convertible securities of any company whose shares of common stock are subject to such actions. At an open meeting on February 24, 2010 the SEC adopted a new short sale price test. The new rule will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent from the prior day’s closing price, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid for the remainder of the day and the next trading day, subject to certain limited exceptions. If such new price test precludes, or is perceived to preclude, equity-linked and convertible securities investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the tMEDS could be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the applicable market value of the common stock is determined over the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may on the mandatory settlement date be less than the number that would have been delivered based on the VWAP of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the tMEDS or separate purchase contracts have the option to settle their purchase contracts at any time during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the tMEDS and ending on, but excluding, the third business day immediately preceding the mandatory settlement date. However, if you settle your purchase contracts prior to the third business day immediately preceding the mandatory settlement date, you will receive for each purchase contract a number of shares of common stock equal to the minimum settlement rate, regardless of the current market value of Synovus common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Synovus may issue additional shares of its common stock, which may dilute the value of Synovus common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of Synovus common stock may be adversely affected if Synovus issues additional shares of its common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of Synovus common stock, such as employee stock options grants, offerings of Synovus common stock for cash (including the offering of common stock made concurrently with this offering), certain exchanges of Synovus common stock for other Synovus securities or in connection with acquisitions and other transactions. The terms of the tMEDS do not restrict Synovus’ ability to offer its common stock in the future or to engage in other transactions that could dilute its common stock, which may adversely affect the value of the purchase contracts.

If Synovus exercises its right to defer installment payments on the amortizing notes, the market price of the tMEDS and separate amortizing notes is likely to be adversely affected.

Synovus will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the amortizing notes — Option to extend installment payment period” so long as such deferral period does not extend beyond May 15, 2015. During any such deferral period, holders of the tMEDS and separate amortizing notes will have no remedies against Synovus for nonpayment unless Synovus fails to pay all previously deferred installment payments (including interest thereon) in cash within 30 days of the last day of such deferral period. If Synovus exercises its right to defer installment payments, the market price of the tMEDS and separate amortizing notes may be more volatile than the market prices of other securities that are not subject to optional payment deferral features.

The secondary market for the tMEDS, the purchase contracts and the amortizing notes may be illiquid.

Synovus will apply to list the tMEDS on the New York Stock Exchange. If approved for listing, Synovus expects that the tMEDS will begin trading on the New York Stock Exchange within 30 days after the tMEDS are first issued. In addition, Synovus has been informed by the underwriter that it intends to make a market in the tMEDS after the offering is completed. However, listing the tMEDS on the New York Stock Exchange does not guarantee that a trading market will develop and the underwriter may cease its market-making activity at any time. Even if a trading market does develop, the depth or duration of that market or the ability of holders to sell their tMEDS.

Beginning on the business day immediately succeeding the date of initial issuance of the tMEDS, purchasers of tMEDS will be able to separate each tMEDS into a purchase contract and an amortizing note. Synovus is unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. Synovus will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of tMEDS are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) the holders of such separate purchase contracts and separate amortizing notes request that Synovus list such separate purchase contracts and separate amortizing notes, Synovus will endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of Synovus’ choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement among Synovus, the purchase contract agent and the trustee will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the tMEDS will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold tMEDS, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Synovus’ obligations to make payments on the amortizing notes are subordinate to its payment obligations under Synovus’ Senior Indebtedness. Synovus will depend upon dividends or other intercompany transfers from its subsidiaries to meet its obligations under the amortizing notes. Claims of creditors of these subsidiaries may have priority over claims by Synovus with respect to the assets and earnings of these subsidiaries.

Synovus’ obligations under the amortizing notes rank junior in right of payment to all of its existing and future Senior Indebtedness, as defined under the caption “Description of the amortizing notes — Subordination,” which includes, without limitation, Synovus’ 4.875% Subordinated Notes Due 2013 and Synovus’ 5.125%  Subordinated Notes Due 2017. In addition, the amortizing notes will not be guaranteed by any of Synovus’ subsidiaries, which are separate legal entities that have no obligation to pay, or make funds available to pay, any amounts due on the amortizing notes. The amortizing notes will therefore be effectively subordinated to all indebtedness and other obligations, including trade payables and preferred stock, if any, of Synovus’ subsidiaries. This means that, unless all Senior Indebtedness is repaid in full, Synovus cannot make any payments on the amortizing notes if its unsecured indebtedness for borrowed money is accelerated, in the event of Synovus’ bankruptcy, insolvency or liquidation or if the amortizing notes are accelerated.

The terms of the junior subordinated indenture do not limit Synovus’ ability to incur additional debt, including secured or unsecured debt that will rank senior to the amortizing notes and purchase contracts.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $5.00 per share (subject to adjustment as described herein), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the purchase contracts — Early settlement upon a fundamental change.”

Synovus’ obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

You have limited remedies for defaults under the indenture.

Although various events may constitute “events of default” under the indenture, only an event of default as a result of specified events of bankruptcy, insolvency or reorganization of Synovus will trigger the right of not less than 25% of holders in aggregate principal amount of the amortizing notes then outstanding to accelerate all amounts due and payable under the amortizing notes. See “Description of the amortizing notes — Events of default.”

You will have no rights as a Synovus common shareholder until you acquire its common stock.

Until you acquire shares of Synovus common stock upon settlement on the mandatory settlement date or any early settlement, you will have no rights with respect to its common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but you will be subject to all changes affecting the common stock. You will be entitled to rights with respect to Synovus common stock only when Synovus delivers shares of common stock upon settlement of your purchase contracts. For example, if an amendment is proposed to Synovus’ certificate of incorporation and the record date for determining the shareowners of record entitled to vote on that amendment occurs prior to the delivery date for common stock under the purchase contracts, then you will not be entitled to vote on that amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of such common stock.

Issuances or sales of common stock or other equity securities could result in an “ownership change” as defined for U.S. federal income tax purposes. In the event an “ownership change” were to occur, Synovus’ ability to fully utilize a significant portion of its U.S. federal and state tax net operating losses and certain built-in losses that have not been recognized for tax purposes could be impaired as a result of the operation of Section 382 of the Internal Revenue Code of 1986, as amended.

Synovus’ ability to use certain realized net operating losses and unrealized built-in losses to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change under Section 382 generally occurs when a change in the aggregate percentage ownership of the stock of the corporation held by “five percent shareholders” increases by more than fifty percentage points over a rolling three year period. A corporation experiencing an ownership change generally is subject to an annual limitation on its utilization of pre-change losses and certain post-change recognized built-in losses equal to the value of the stock of the corporation immediately before the “ownership change,” multiplied by the long-term tax exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain post-change recognized built-in losses that may be utilized. Pre-change losses and certain post-change recognized built in losses in excess of the cap are effectively unable to be used to reduce future taxable income. In some circumstances, issuances or sales of Synovus stock (including any common stock or other equity issuances or debt-for-equity exchanges and certain transactions involving Synovus stock that are outside of Synovus’ control) could result in an “ownership change” under Section 382.

While Synovus has adopted the Rights Plan (see “Summary — Adoption of Rights Plan”) to reduce the likelihood that future transactions in Synovus stock will result in an ownership change, there can be no assurance that the Rights Plan will be effective to deter a stockholder from increasing its ownership interests beyond the limits set by the Rights Plan or that an ownership change will not occur in the future. If an “ownership change” under Section 382 were to occur, the value of Synovus’ net operating losses and a portion of the net unrealized built-in losses will be impaired. Because a valuation allowance currently exists for substantially the full amount of Synovus’ deferred tax assets, no additional charge to earnings would result. However, an “ownership change”, as defined above, could adversely impact Synovus’ ability to recognize Tier 1 capital from the potential future release of its valuation allowance.

It is possible that the ownership of an interest in a purchase contract would be treated, for purposes of Section 382 and, accordingly, for purposes of the Rights Plan, as the ownership of all or a portion of the Synovus common stock subject thereto. Accordingly, Synovus intends, for purposes of interpreting and applying the Rights Plan, to treat the ownership of an interest in a purchase contract as the ownership of a number of shares of Synovus common stock equal to the maximum settlement rate.

Prospective investors should consider the possible consequences of the Rights Plan before making an investment in the tMEDS.

The U.S. federal income tax consequences relating to the tMEDS are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the tMEDS or instruments similar to the tMEDS for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the tMEDS are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to Non-U.S. Holders (as defined below under “Certain U.S. federal tax considerations”) on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. withholding tax. No ruling is being requested from the Internal Revenue Service with respect to the tMEDS, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed below under “Certain U.S. federal tax considerations.” Holders should consult their tax advisors regarding potential alternative tax characterizations of the tMEDS.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including upon the payment of certain cash dividends or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to Synovus common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of Synovus’ earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain U.S. federal tax considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain U.S. federal tax considerations.”

The shares of common stock underlying the tMEDS will only be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, whereas holders of a substantial amount of our common stock are entitled to ten votes on each such matter.

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock that has been beneficially owned continuously by the same shareholder for a period of forty-eight consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted. See “Description of capital stock — Common stock — Voting rights” in the accompanying prospectus. Each share of common stock underlying the tMEDS offered in this offering will only be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Therefore, while a purchaser in this offering may ultimately have an economic interest in us that is identical to or even greater than another shareholder, that other shareholder may be entitled to ten times as many votes per share as such a purchaser. As a result, some groups of shareholders will be able to approve strategic transactions or increases in authorized capital stock, among other matters submitted to the shareholders, even over the objections of shareholders, including purchasers in this offering, who hold equivalent or greater economic stakes in our company.

Sales of a significant number of shares of our common stock in the public markets, and other transactions that we may pursue, could depress the market price of our common stock, and therefore the market price of our tMEDS.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our common stock, and therefore the market price of our tMEDS. In addition, future issuances of equity securities, including pursuant to the Concurrent Transactions and other transactions that we may pursue, may dilute the interests of our existing shareholders, including you, and cause the market price of our common stock to decline, and therefore adversely affect the market price of the tMEDS. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to address regulatory capital concerns, or to satisfy our obligations upon the exercise of outstanding options or warrants. We may issue equity securities in transactions that generate cash proceeds, such as this offering, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common stock or the tMEDS.

Our stock price has been and is likely to be volatile and the value of your investment may decline.

The trading price of our common stock has been and is likely to be highly volatile and subject to wide fluctuations in price. The stock market in general, and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, and therefore the market price of our tMEDS, regardless of our operating performance. Furthermore, the value of your investment may decline, and you may be unable to sell your tMEDS at or above the offering price.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit, including contributing capital to our subsidiary banks.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. Therefore, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits. Furthermore, it is the longstanding policy of the Federal Reserve Board, that a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support these banks. As a result of this policy, we may be required to commit resources, including proceeds from this offering, to our subsidiary banks in circumstances where we might not otherwise choose to do so and that may not yield any profits.

If you purchase tMEDS in this offering, you will effectively incur immediate and substantial dilution in the book value of the underlying shares of common stock.

If you purchase tMEDS in this offering, the value of the underlying shares based on our actual book value will immediately be less than the effective offering price you paid. This reduction in value is known as dilution. As a result of this dilution, investors purchasing tMEDS in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. Investors will incur additional dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans and the warrant issued to the Treasury under the TARP Capital Purchase Program and the issuance of equity securities in connection with transactions that we may pursue. In addition, if we issue additional equity securities, including options, warrants, preferred stock or convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public and private offerings, the newly issued equity securities will further dilute your percentage ownership of our company.

The common stock underlying the tMEDS is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. The issued and outstanding shares of our Series A Preferred Stock, all of which are held by the Treasury, have an aggregate liquidation preference of $967,870,000. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.

We will issue up to 390,250,000 shares of our common stock if we complete the Concurrent Transactions (not including the shares issued pursuant to this offering), and may issue additional equity securities in connection with other transactions we may pursue, either of which will result in dilution to the holders of our common stock.

We could issue up to 390,250,000 shares of our common stock in the Concurrent Transactions, including up to 293,250,000 shares in connection with the common stock offering, and up to 97,000,000 shares if all holders of our outstanding 2017 notes exercise their exchange option. The issuance of common stock in the Concurrent Transactions and the issuance of additional equity securities in connection with other transactions we may pursue could cause significant dilution to the holders of our common stock, and therefore will adversely affect holders who purchase tMEDS in this offering.

We may be unable to receive dividends from our subsidiary banks, and we may be required to contribute capital to those banks, which could adversely affect our liquidity and cause us to raise capital on terms that are unfavorable to us.

Our primary source of liquidity is dividends from our subsidiary banks, which are governed by certain rules and regulations of various state and federal banking regulatory agencies. Dividends from our subsidiaries in 2009 were significantly lower than those received in previous years and we expect dividends from our subsidiaries to continue to be lower than previous years in 2010. This may be the result of those banks’ financial condition and/or regulatory limitations they may face. During 2009, we have been required to provide capital to certain subsidiaries and expect to continue to do so in 2010. There is an increasing possibility that additional Synovus subsidiary banks may be directed by their regulators to increase their capital levels as a result of weakened financial condition, which may require that we contribute additional capital to these banks at a time when Synovus is not receiving a meaningful amount of dividend payments from its banks to offset those capital infusions. See Note 13 of Notes to Consolidated Financial Statements in our 2009 10-K. This could require that Synovus maintain a consolidated capital position that is beyond what we presently anticipate and in excess of the levels of capital used in the assumptions underlying our internal capital analysis. Further, as a holding company with obligations and expenses separate from our bank subsidiaries, and because many of our banks will be unable to make dividend payments to us, we must maintain a level of liquidity at our holding company that is sufficient to address those obligations and expenses. The maintenance of adequate liquidity at our holding company could limit our ability to make further capital investments in our bank subsidiaries, and which could adversely impact us. Even if we are successful in implementing the Charter Consolidation, we may not receive dividends from the resulting bank(s) in 2010 and may be required to provide additional capital to the resulting bank(s).

Our access to funds from our subsidiaries may become limited, thereby restricting our ability to make payments on our obligations or dividend payments on our capital stock.

Synovus is a separate and distinct legal entity from our banking and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our banking and nonbanking subsidiaries to fund dividend payments on our common stock and to fund all payments on our other obligations, including debt obligations. Our banking subsidiaries and certain other of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, and certain of our subsidiaries also are, or may become, subject to regulatory orders that would further limit their ability to pay dividends to us. See “— We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material adverse effect on our business, operations, flexibility, financial condition, and the value of our common stock.” Regulations on bank and financial holding companies may also restrict our ability to pay dividends on our capital stock. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments.

We may be unable to pay dividends on our common stock and other securities.

Although we have historically paid a quarterly cash dividend to the holders of our common stock, we currently pay dividends of only $0.01 per common share, and holders of our common stock are not legally entitled to receive dividends. The elimination of dividends paid on our common stock could adversely affect the market price of our common stock. In addition, as a result of the memorandum of understanding described above, we are required to inform the Federal Reserve in advance of declaring or paying any future dividends on any of our securities, including our common stock and the TARP preferred stock and the Federal Reserve could decide at any time that paying any such dividends could be an unsafe or unsound banking practice. Any of these decisions could adversely affect the market price of our common stock and have adverse impacts on our business, reputation and ability to access the capital markets. For a discussion of current regulatory limits on our ability to pay dividends above $0.01 per common share, see “Part I — Item 1 — Business — Supervision, Regulation and Other Factors— Dividends” in our 2009 10-K and “We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” in this prospectus supplement and “Dividends” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 10-K.

Our articles of incorporation, our Rights Plan, and certain banking laws and regulations, may have an anti-takeover effect.

Provisions of our articles of incorporation, our Rights Plan and certain banking laws and regulations, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of the tMEDS. See “Summary — Adoption of Rights Plan.”

Capitalization

The following table sets forth our consolidated capitalization as of March 31, 2010:

•	on an actual basis;

•	on an adjusted basis to give effect to the sale of $300 million aggregate stated amount of our tMEDS, for total net proceeds of approximately $290.1 million after deducting underwriting commissions and expenses; and

•	on a further adjusted basis to give effect to the issuance of 255,000,000 shares of common stock in the concurrent common stock offering, and to give effect to the issuance of 97 million shares of common stock at an effective price of $2.75 per share in the exchange offer for our 2017 notes in each case after the payment of underwriting commissions and expenses. See “Summary — Concurrent Transactions.”

These “As adjusted” and “As further adjusted” amounts do not reflect the use of proceeds contemplated hereby. See “Use of proceeds”. This information should be read together with the selected consolidated financial and other data in this prospectus supplement as well as the audited and unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2009 10-K, which is incorporated by reference into this prospectus supplement.

The common stock offering is not contingent upon the completion of this offering, and this offering is not contingent upon the completion of the common stock offering, and there can be no assurance as to the actual aggregate principal amount of tMEDS that will be offered in this offering or as to the actual number of shares of common stock that will be issued in the common stock offering or as to the actual number of shares of common stock to be issued in the exchange offer for our 2017 notes.

	March 31, 2010
			As further
(dollars in thousands)	Actual	As adjusted(1)	adjusted(2)

Federal funds purchased and other short-term borrowings	$450,979	$450,979	$450,979

Long-term debt:
4.875% subordinated notes, due 2013	$206,750	$206,750	$206,750
5.125% subordinated notes, due 2017	450,000	450,000	169,211
tMEDS offered hereby	—	61,178	61,178
Libor + 1.80% debentures, due 2035	10,000	10,000	10,000
Hedge related basis adjustment	33,288	33,288	20,347
Various FHLB advances due through March 2018	1,162,130	1,162,130	1,162,130
Other	6,175	6,175	6,175

Total long-term debt	$1,868,343	$1,929,521	1,635,791

Shareholders’ equity:
Cumulative perpetual preferred stock—no par value. Authorized 100,000,000 shares; and outstanding 967,870 shares	$930,433	$930,433	$930,433
Common stock—$1.00 par value.
Authorized 600,000,000 shares, issued 495,536,131 shares, and outstanding 489,843,709 shares; authorized as adjusted 1,200,000,000 shares(4) issued as adjusted 495,536,131 shares, and outstanding as adjusted 489,843,709 shares; and authorized as further adjusted 1,200,000,000 shares, issued as further adjusted 847,536,131 shares, and outstanding as further adjusted 841,843,709 shares	495,536	495,536	847,536
Additional paid-in capital	1,607,140	1,838,061	2,418,555
Less treasury stock at cost—5,692,422 shares	(114,174)	(114,174)	(114,174)
Accumulated other comprehensive income	80,722	80,722	81,800
Accumulated (deficit) retained earnings	(382,914)	(382,914)	(357,012)

Total shareholders’ equity	2,616,743	2,847,664	3,807,138

Total capitalization (including short-term borrowings)	$4,936,065	$5,228,164	$5,893,908

Capital ratios:
Tier 1 capital	$2,494,790	2,725,711	3,685,185
Tier 1 common equity	1,554,357	1,785,278	2,744,752
Total risk-based capital	3,357,445	3,612,837	4,293,144
Tier 1 capital ratio	9.69%	10.58%	14.31%
Tier 1 common equity ratio	6.04%	6.93%	10.66%
Total risk-based capital to risk-weighted asset ratio	13.04%	14.03%	16.67%
Leverage ratio	7.68%	8.39%	11.35%
Common equity to assets ratio	5.20%	5.86%	8.61%
Tangible common equity to tangible assets ratio(3)	5.08%	5.74%	8.50%
Tangible common equity to risk-weighted assets ratio(3)	6.39%	7.29%	11.02%

(1)	The “As Adjusted” amount reflect the issuance of $300 million aggregate stated amount of our tMEDs pursuant to this prospectus supplement.
(2)	The “As further adjusted” amounts reflect the issuance of 255,000,000 shares of our common stock in connection with the concurrent common stock offering, and give effect to the issuance of 97 million shares of common stock at an effective price of $2.75 per share in the exchange offer for our 2017 notes. See “Summary—Concurrent Transactions.”
(3)	See “Summary— Reconciliation of non-GAAP financial measures.”
(4)	On April 22, 2010, our shareholders approved an increase in our authorized shares of common stock to 1,200,000,000 shares.

Use of proceeds

We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $290.1 million (or approximately $333.8 million if the underwriter exercises its over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds of its concurrent offering of common stock, for working capital and general corporate purposes.

Price range of common stock

Our common stock trades on the NYSE under the symbol “SNV.” On April 28, 2010, the last reported sale price of our common stock on the NYSE was $3.18 per share. The following table provides the high and low closing sales price per share during the periods indicated, as reported on the NYSE.

	High	Low

2010
First Quarter	$3.75	$2.10
Second Quarter (through April 28, 2010)	$3.82	$3.17
2009
Fourth Quarter	$3.85	$1.58
Third Quarter	$4.43	$2.55
Second Quarter	$5.24	$2.90
First Quarter	$8.52	$2.30
2008
Fourth Quarter	$11.50	$6.68
Third Quarter	$11.60	$7.56
Second Quarter	$12.84	$8.73
First Quarter	$13.49	$10.80

As of March 31, 2010, there were 489,843,709 shares of common stock issued and outstanding. As of March 31, 2010, there were approximately 22,251 shareholders of record.

Dividend policy

The table below presents information regarding dividends on Synovus common stock declared during the years ended December 31, 2009 and 2008 and the quarter ended March 31, 2010.

		Per share
Date declared	Date paid	amount

2010
March 10, 2010	April 1, 2010	$.0100
2009
December 15, 2009	January 4, 2010	$.0100
September 14, 2009	October 1, 2009	.0100
June 10, 2009	July 1, 2009	.0100
March 10, 2009	April 1, 2009	.0100
2008
December 9, 2008	January 2, 2009	$.0600
September 10, 2008	October 1, 2008	.0600
June 9, 2008	July 1, 2008	.1700
March 10, 2008	April 1, 2008	.1700

Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends, if any that we may pay.

Under the Federal Reserve Board guidance reissued on February 24, 2009 the Federal Reserve may restrict our ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if we are not deemed to have a strong capital position. In addition, we may have to reduce or eliminate dividends if:

•	our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	our prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	we will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

As a result of the memorandum of understanding described in “Risk Factors—Business risks—We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” in this prospectus supplement, we are required to inform the Federal Reserve Board in advance of declaring or paying any future dividends, and the Federal Reserve Board could decide at any time that paying any common stock dividends could be an unsafe or unsound banking practice. In the current financial and economic environment, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has in some cases discouraged payment unless both asset quality and capital are very strong.

Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract. Finally, so long as any of our debt or equity securities issued to the Treasury under the TARP Capital Purchase Program are held by the Treasury, Synovus will not be permitted to increase the dividend rate on our common stock without approval from the Treasury.

The primary sources of funds for our payment of dividends to our shareholders are dividends and fees to us from our bank and nonbank affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary banks may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6 percent;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

For those of our subsidiary banks chartered in Alabama, Florida or Tennessee, the approval of the appropriate state banking department is generally required if the total of all dividends declared in any year would exceed the total of its net income for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. The OCC and many other regulators have a policy, but not a requirement, that a dividend payment should not exceed net income to date in the current year.

The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal and state banking regulations applicable to us and our bank subsidiaries require minimum levels of capital that limit the amounts available for payment of dividends.

Synovus has historically paid a quarterly cash dividend to the holders of its common stock. Management closely monitors trends and developments in credit quality, liquidity, financial markets and other economic trends, as well as regulatory requirements regarding the payment of dividends, all of which impact our capital position, and will continue to periodically review dividend levels to determine if they are appropriate in light of these factors. In the current environment, regulatory restrictions may limit Synovus’ ability to continue to pay dividends. Synovus must inform and consult with the Federal Reserve Board prior to declaring and paying any future dividends, and the Federal Reserve Board could decide at any time that paying any common stock dividends could be an unsafe or unsound banking practice. See “Part I—Business—Supervision, Regulation and Other Factors—Dividends” in our 2009 10-K, “Risk Factors—Business risks—We presently are subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” and “Risk factors—Business risks—We may be unable to pay dividends on our common stock and other securities” in this prospectus supplement.

Synovus’ ability to pay dividends is partially dependent upon dividends and distributions that it receives from its banking and non-banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Dividends from subsidiaries in 2009 were, and Synovus expects that dividends from subsidiaries in 2010 will be, significantly lower than those received in previous years.

In addition to dividends paid on Synovus’ common stock, Synovus paid dividends of $43.8 million to the Treasury on its Series A Preferred Stock during 2009. There were no dividends paid during 2008 on the Series A Preferred Stock, which was issued on December 19, 2008.

Synovus’ participation in the Capital Purchase Program limits its ability to increase the dividend on Synovus’ common stock (without the consent of the Treasury) until the earlier of December 19, 2011 or until the Series A Preferred Stock has been redeemed in whole or until the Treasury has transferred all of the Series A Preferred Stock to a third party. In addition, Synovus must seek the Federal Reserve’s permission to increase the quarterly dividend on its common stock above $0.01 per common share. Synovus is presently subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of Synovus common stock. See “Part I—Business—Supervision, Regulation and Other Factors—Dividends” in our 2009 10-K, “Risk factors—Business risks—We presently are subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” and “Risk factors—Business risks—We may be unable to pay dividends on our common stock and other securities” in this prospectus supplement.

Description of the tMEDS

Synovus is offering 12,000,000 tMEDS (or 13,800,000 tMEDS if the underwriter exercises its over-allotment option in full), each with a stated amount of $25. Each tMEDS is a unit composed of a prepaid stock purchase contract (a “purchase contract”) and a junior subordinated amortizing note issued by Synovus (“amortizing note”). The following summary of the terms of the tMEDS, the summary of the terms of the purchase contracts set forth under the caption “Description of the purchase contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the amortizing notes” in this prospectus supplement contain a description of all of the material terms of the tMEDS and their components but are not complete. Synovus refers you to:

•	the form of purchase contract agreement to be entered into among Synovus, The Bank of New York Mellon, as purchase contract agent and The Bank of New York Mellon, as trustee under the junior subordinated debt indenture described below (the “purchase contract agreement”) under which the purchase contracts and tMEDS will be issued; and

•	the form of junior subordinated debt indenture, and a related supplemental indenture for such amortizing notes, each to be dated the date of issuance of such amortizing notes and each between Synovus, as issuer, and The Bank of New York Mellon, as trustee, under which the amortizing notes will be issued.

This form of junior subordinated debt indenture has been, and the related supplemental indenture for the amortizing notes and the form of purchase contract agreement will be, filed as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

Components of the tMEDS

Each tMEDS offered is a unit composed of:

•	a prepaid purchase contract pursuant to which Synovus will deliver to the holder, not later than May 15, 2013 (the “mandatory settlement date”), a number of shares of Synovus common stock equal to the settlement rate described below under “Description of the purchase contracts — Delivery of common stock,” subject to adjustment; and

•	a junior subordinated amortizing note issued by Synovus with an initial principal amount of $5.098197 that pays equal quarterly installments of $0.515625 per amortizing note, which in the aggregate would be equivalent to a 8.25% cash distribution per year on the $25 stated amount per tMEDS.

Unless previously settled at your option as described in “Description of the purchase contracts — early settlement” or “Description of the purchase contracts — Early settlement upon a fundamental change,” Synovus will deliver to you not more than 9.0909 shares and not less than 7.5758 shares of Synovus common stock, par value $1.00 per share (the “common stock”) on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is subject to adjustment as described herein, and the applicable market value (as defined below) of Synovus common stock, as described below under “Description of the purchase contracts — Delivery of common stock.”

Each amortizing note will have an initial principal amount of $5.098197. On each February 15, May 15, August 15, and November 15, commencing on August 15, 2010, Synovus will pay equal quarterly installments of $0.515625 on each amortizing note. Each installment will constitute a payment of interest (at a rate of 13.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the amortizing notes — Amortization schedule.” Synovus will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the amortizing notes — Option to extend installment payment period” so long as such deferral period does not extend beyond May 15, 2015.

The stated amount of each tMEDS must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. Synovus has determined that the fair market value of each amortizing note is $5.098197 and the fair market value of each purchase contract is $19.901803. This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year in which it acquires a tMEDS.

Separating and recreating tMEDS

Upon the conditions and under the circumstances described below, a holder of a tMEDS will have the right to separate a tMEDS into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to recreate a tMEDS.

Separating tMEDS

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as tMEDS and will trade under the CUSIP number for the tMEDS.

On any business day during the period beginning on, and including, the business day immediately succeeding the date of initial issuance of the tMEDS to, but excluding, the third business day immediately preceding the mandatory settlement date, you will have the right to separate your tMEDS into its constituent purchase contract and amortizing note (which Synovus refers to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that tMEDS will cease to exist.

Your tMEDS, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will not be entitled to receive definitive physical certificates for your tMEDS, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-entry procedures and settlement — Definitive securities and paying agent.” Beneficial interests in a tMEDS and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate your tMEDS into its component parts, you must deliver written instruction to the broker or other direct or indirect participant through which you hold an interest in your tMEDS (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the tMEDS.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating tMEDS

If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a tMEDS by delivering written instruction to your participant to notify DTC through its DWAC System of your desire to recreate the tMEDS.

Listing of securities

Synovus will apply to list the tMEDS on the New York Stock Exchange under the symbol “SNV PR T.” If approved for listing, Synovus expects that the tMEDS will begin trading on the New York Stock Exchange within 30 days after the tMEDS are first issued. In addition, we have been informed by the underwriter that it intends to make a market in the tMEDS after the offering is completed. However, listing the tMEDS on the New York Stock Exchange does not guarantee that a trading market will develop and the underwriter may cease its market-making at any time without notice. Even if a trading market does develop, the depth or duration of that market or the ability of holders to sell their tMEDS.

Synovus will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of tMEDS are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) the holders of such separate purchase contracts and separate amortizing notes request that Synovus list such separate purchase contracts and separate amortizing notes, Synovus will endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of Synovus’ choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Synovus’ common stock is listed on the New York Stock Exchange under the symbol “SNV.” Synovus will apply to have the shares of Synovus common stock deliverable upon settlement of all purchase contracts approved for listing on the New York Stock Exchange.

Title

Synovus and the purchase contract agent may treat the registered owner of any tMEDS or separate purchase contract as the absolute owner of the tMEDS or separate purchase contract for the purpose of settling the related purchase contracts and for all other purposes.

Replacement of tMEDS certificates

In the event that physical certificates evidencing the tMEDS have been issued, any mutilated tMEDS certificate will be replaced by Synovus at the expense of the holder upon surrender of the certificate to the purchase contract agent. tMEDS certificates that become destroyed, lost or stolen will be replaced by Synovus at the expense of the holder upon delivery to Synovus and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to Synovus and the purchase contract agent. In the case of a destroyed, lost or stolen tMEDS certificate, an indemnity satisfactory to the purchase contract agent and Synovus may be required at the expense of the registered holder of the tMEDS before a replacement will be issued.

Notwithstanding the foregoing, Synovus will not be obligated to replace any tMEDS certificates on or after the business day immediately preceding the mandatory settlement date or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement tMEDS certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the tMEDS evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that Synovus will pay all fees and expenses related to the offering of the tMEDS and the enforcement by the purchase contract agent of the rights of the holders of the tMEDS or the separate purchase contracts, other than expenses (including legal fees) of the underwriter.

Should you elect to separate or recreate tMEDS, you will be responsible for any fees or expenses payable in connection with that separation or recreation and Synovus will have no liability therefor.

Description of the purchase contracts

Each purchase contract, which initially forms a part of a tMEDS and which, at the holder’s option after the date of initial issuance of the tMEDS, can be transferred separately from the amortizing note also forming a part of a tMEDS, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms.

As used in this section, the term “Synovus” means Synovus Financial Corp. and does not include any of its subsidiaries.

Delivery of common stock

Unless previously settled early at your option, for each purchase contract Synovus will deliver to you on May 15, 2013 (the “mandatory settlement date”) a number of shares of its common stock calculated as described below. The settlement of the purchase contracts on the mandatory settlement date is not deferrable. The number of shares of Synovus common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•	if the applicable market value of Synovus common stock is equal to or greater than $3.30 (the “threshold appreciation price”), then you will receive 7.5758 shares of common stock for each purchase contract (the “minimum settlement rate”);

•	if the applicable market value of Synovus common stock is less than the threshold appreciation price of $3.30 but greater than $2.75 (the “reference price”), then you will receive a number of shares of common stock for each purchase contract equal to the tMEDS stated amount of $25, divided by the applicable market value; and

•	if the applicable market value of Synovus common stock is less than or equal to the reference price of $2.75, then you will receive 9.0909 shares of common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate and the applicable market value are each subject to adjustment as described under “— Adjustments to the fixed settlement rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on the reference price of $2.75 and the threshold appreciation price of $3.30. The threshold appreciation price represents an appreciation of 20% above the reference price of $2.75. The table assumes that there will be no adjustments to the settlement rate described under “— Adjustments to the fixed settlement rates” below and that the holders do not elect to settle early as described under “— Early settlement” or “— Early settlement upon a fundamental change” below. Synovus cannot assure you that the actual applicable market value will be within the assumed range set forth below. The reference price is the public offering price of Synovus common stock in the concurrent common stock offering.

A holder of a tMEDS or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following numbers of shares of common stock at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock

$1.00	9.0909
$1.25	9.0909
$1.50	9.0909
$1.75	9.0909
$2.00	9.0909
$2.25	9.0909
$2.50	9.0909
$2.75	9.0909
$3.00	8.3333
$3.25	7.6923
$3.30	7.5758
$3.50	7.5758
$3.75	7.5758
$4.00	7.5758
$4.25	7.5758
$4.50	7.5758
$4.75	7.5758
$5.00	7.5758

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $3.30, Synovus would be obligated to deliver 7.5758 shares of common stock for each purchase contract. As a result, you would receive only approximately 83.3% of the value of the shares of Synovus common stock that you would have received had you purchased $25 worth of shares of Synovus common stock at the public offering price in the concurrent public offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $3.30 but greater than the reference price of $2.75, Synovus would be obligated to deliver a number of shares of its common stock on the mandatory settlement date equal to $25, divided by the applicable market value. As a result, Synovus would retain all appreciation in the market value of its common stock underlying each purchase contract.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $2.75, Synovus would be obligated to deliver upon settlement of the purchase contract 9.0909 shares of common stock for each purchase contract, regardless of the market price of Synovus common stock. As a result, the holder would realize the entire loss on the decline in market value of the common stock underlying each purchase contract since the initial issuance date of the tMEDS.

Because the applicable market value of the common stock is determined over the 20 trading days (as defined below) ending on the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “applicable market value” means the average of the daily VWAPs of Synovus common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory settlement date.

The term “daily VWAP” of Synovus common stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page SNV US <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume-weighted average price is unavailable, the market price of one share of Synovus common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Synovus.

The term “trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in Synovus common stock generally occurs on the New York Stock Exchange or, if Synovus common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which Synovus common stock is then listed or, if Synovus common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which Synovus common stock is then listed or admitted for trading.

If Synovus’ common stock (or other security for which a daily VWAP must be determined) is not listed or admitted for trading as described in the immediately preceding bullet, “trading day” means a “business day.”

A “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which Synovus common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for Synovus common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Synovus common stock or in any options, contracts or future contracts relating to Synovus common stock.

On the mandatory settlement date, Synovus common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of Synovus common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Synovus common stock by virtue of holding such purchase contract.

Early settlement

On any trading day prior to the third business day immediately preceding the mandatory settlement date, you, as a holder of tMEDS or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the “early settlement rate,” subject to adjustment as described below under “— Adjustments to the fixed settlement rates.” The early settlement rate is equal to the minimum settlement rate, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of Synovus common stock based on the “fundamental change early settlement rate” as described under “— Early settlement upon a fundamental change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) surrendering the certificates representing the purchase contract, if such purchase contract or the tMEDS that includes such purchase contract is held in certificated form and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of Synovus common stock to any person other than you. As long as the purchase contracts or the tMEDS are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent. Upon surrender of the purchase contract or the related tMEDS, you will receive the applicable number of shares of common stock (and cash in lieu of any fractional share) as promptly as practicable, but no later than the third business day following the early settlement date. Upon early settlement of the purchase contract component of a tMEDS, the corresponding amortizing note will remain outstanding and, beneficially owned by, or registered in the name of, the holder thereof.

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.”

Early settlement upon a fundamental change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of Synovus common stock (or cash, securities or other property) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 30th business day thereafter (or, if earlier, the third business day immediately preceding the mandatory settlement date) (the “fundamental change early settlement date”). Synovus refers to this right as the “fundamental change early settlement right.”

Synovus will provide the purchase contract agent and the holders of tMEDS and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on its website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to occur if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Synovus common equity representing more than 50% of the voting power of Synovus common stock; or

(b) consummation of any consolidation or merger of Synovus or similar transaction with, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of Synovus to, any person other than one of Synovus’ subsidiaries, in each case pursuant to which Synovus’ common stock will be converted into cash, securities or other property;

provided, however, that a fundamental change will not be deemed to have occurred if at least 90% of the consideration received by holders of Synovus common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such transaction or transactions.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (b) above in which holders of shares of Synovus common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of Synovus common stock; and

•	otherwise, the stock price will be the average of the daily VWAP of Synovus common stock on the 10 trading days immediately prior to but not including the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “— Adjustments to the fixed settlement rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Effective Date
	May 4,	May 15,	May 15,	May 15,
Stock Price	2010	2011	2012	2013

$1.00	7.5765	7.9973	8.5831	9.0909
$1.25	7.5842	7.9929	8.5466	9.0909
$1.50	7.5900	7.9585	8.4697	9.0909
$1.75	7.5892	7.9140	8.3746	9.0909
$2.00	7.5848	7.8682	8.2750	9.0909
$2.25	7.5802	7.8250	8.1789	9.0909
$2.50	7.5770	7.7859	8.0902	9.0909
$2.75	7.5728	7.7513	8.0108	9.0909
$3.00	7.5728	7.7212	7.9410	8.3333
$3.25	7.5728	7.6952	7.8806	7.6923
$3.30	7.5728	7.6905	7.8696	7.5758
$3.50	7.5728	7.6729	7.8288	7.5758
$3.75	7.5728	7.6540	7.7846	7.5758
$4.00	7.5728	7.6380	7.7473	7.5758
$4.25	7.5728	7.6245	7.7157	7.5758
$4.50	7.5728	7.6132	7.6893	7.5758
$4.75	7.5728	7.6040	7.6671	7.5758
$5.00	7.5728	7.5965	7.6486	7.5758

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $5.00 per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the stock price is less than $1.00 per share (subject to adjustment in the same manner as the stock prices set forth in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of Synovus common stock deliverable under a purchase contract is 9.0909, subject to adjustment in the same manner as the fixed settlement rates as set forth under “— Adjustments to the fixed settlement rates.”

Synovus’ obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you exercise the fundamental change early settlement right following the effective date of a fundamental change described in clause (b) of the definition thereof, Synovus will deliver to you, for each purchase contract being settled early, the kind and amount of securities, cash or other property that you would have been entitled to receive in such fundamental change transaction as a holder of a number of shares of Synovus common stock equal to the fundamental change settlement rate. If such fundamental change causes Synovus common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, Synovus will deliver to you the types and amounts of consideration as are proportional to the types and amounts of consideration received by the holders of Synovus common stock that affirmatively make such an election. Synovus will deliver the shares of Synovus common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the mandatory settlement date, including, if applicable, the provisions set forth under “— Adjustments to the fixed settlement rates” regarding the occurrence of a business combination.

Adjustments to the fixed settlement rates

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1) the issuance of Synovus common stock as a dividend or distribution to all holders of Synovus common stock, or a subdivision or combination of Synovus common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (OS1 ÷ OS0)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OS0 =	the number of shares of Synovus common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be, in either case prior to giving effect to such event; and

OS1 =	the number of shares of Synovus common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date the Synovus board of directors determines not to pay such dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(2) the issuance to all holders of Synovus common stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Synovus common stock at less than the “current market price” (as defined below) per share of Synovus common stock as of the announcement date for such issuance, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (OS0 + X) ÷ (OS0 + Y)

where,

SR0 = the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;

SR1 = the fixed settlement rate in effect immediately after the close of business on such record date;

OS0 = the number of shares of Synovus common stock outstanding immediately prior to the close of business on such record date;

X = the total number of shares of Synovus common stock issuable pursuant to such rights, options or warrants; and

Y = the aggregate price payable to exercise such rights, options or warrants, divided by the current market price per share of Synovus common stock as of the announcement date for such issuance.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, each fixed settlement rate shall be decreased, effective as of the date of such expiration, to the fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed settlement rate shall be decreased, effective as of the date the Synovus board of directors determines not to make such issuance, to the fixed settlement rate that would then be in effect if such record date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such current market price per share of Synovus common stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by Synovus for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Synovus board of directors.

(3) the dividend or other distribution to all holders of Synovus common stock of shares of Synovus capital stock (other than common stock), evidences of Synovus indebtedness, Synovus assets or rights to acquire Synovus capital stock, Synovus indebtedness or Synovus assets (excluding any dividend, distribution or issuance as to which an adjustment was made pursuant to clauses (1) or (2) above, (4) below or the provisions of this clause (3) relating to spin-offs), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × SP0 ÷ (SP0 — FMV)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date;

SP0 =	the current market price per share of common stock as of such record date; and

FMV =	the fair market value (as determined by the Synovus board of directors), on the record date, for such dividend or distribution of the shares of capital stock, evidences of indebtedness, assets or rights so distributed, expressed as an amount per share of Synovus common stock.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such dividend or distribution. If such distribution is not so paid or made, each fixed settlement rate shall be decreased, effective as of the date the Synovus board of directors determines not to pay the dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Synovus common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

SR1 = SR0 × (FMV0 + MP0) ÷ MP0

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the 10th consecutive trading day commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the relevant exchange;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the 10th consecutive trading day commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the relevant exchange;

FMV0 =	the average of the VWAP of the capital stock or similar equity interests distributed to holders of Synovus common stock applicable to one share of Synovus common stock over each of the 10 consecutive trading days commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which such capital stock or similar equity interests are then listed or quoted; and

MP0 =	the average of the VWAP of Synovus common stock over each of the 10 consecutive trading days commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Synovus common stock is then listed or quoted.

The adjustment to each fixed settlement rate under this portion of clause (3) will become effective immediately after the close of business on the 10th consecutive trading day commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the relevant exchange.

(4) Synovus makes a distribution consisting exclusively of cash to all holders of Synovus common stock, excluding (a) any cash that is distributed as part of a distribution referred to in clause (3) above, (b) any consideration payable in connection with a tender or exchange offer made by Synovus or any of its subsidiaries referred to in clause (5) below and (c) any regular quarterly dividend that does not exceed $0.01 per share (the “dividend threshold amount”), in which event, each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × SP0 ÷ (SP0 — C)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the record date for such distribution;

SP0 =	the current market price per share of Synovus common stock as of the record date for such distribution; and

C =	the amount in cash per share Synovus distributes to holders in excess of the dividend threshold amount; provided that if the distribution is not a regular quarterly cash dividend, then the dividend threshold amount will be deemed to be zero.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rate is adjusted (by multiplying the dividend threshold amount by a fraction, the numerator of which will be the minimum settlement rate in effect immediately prior to the adjustment and the denominator of which will be the minimum settlement rate as adjusted), but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rate pursuant to this clause (4). Any increase to each fixed settlement rate made pursuant to this clause (4) shall become effective immediately after the close of business on the record date for such distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, each fixed settlement rate shall be decreased, effective as of the date the Synovus board of directors not to pay or make such distribution, to the fixed settlement rate that would then be in effect if such distribution had not been declared.

(5) Synovus or one or more of its subsidiaries makes purchases of Synovus common stock pursuant to a tender offer or exchange offer by Synovus or one of its subsidiaries for Synovus common stock to the extent that the cash and value of any other consideration included in the payment per share of Synovus common stock validly tendered or exchanged exceeds the VWAP per share of Synovus common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 × (FMV + (SP1 × OS1)) ÷ (SP1 × OS0)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

FMV =	the fair market value (as determined by the Synovus board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1 =	the number of shares of Synovus common stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares;

OS0 =	the number of shares of Synovus common stock outstanding at the expiration time, including any purchased shares; and

SP1 =	the average of the VWAP of Synovus common stock over the ten consecutive trading day period commencing on, and including, the trading day immediately after the expiration date.

The adjustments to the fixed settlement rates under this clause (5) will become effective immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date. If Synovus or one of its subsidiaries is obligated to purchase Synovus common stock pursuant to any such tender or exchange offer but Synovus or the relevant subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the fixed settlement rates shall be immediately adjusted to the fixed settlement rates that would then be in effect if such tender or exchange offer had not been made.

“Current market price” of Synovus common stock on any day, means the average of the daily VWAP of Synovus common stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation.

“Ex-date” means the first date on which shares of Synovus common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from Synovus or, if applicable, from the seller of Synovus common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of Synovus common stock have the right to receive any cash, securities or other property or in which Synovus common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Synovus common stock entitled to receive such cash, securities or other property (whether such date is fixed by the Synovus board of directors or by statute, contract or otherwise).

Except as stated above or as otherwise agreed, the fixed settlement rates will not be adjusted for the issuance of Synovus common stock or any securities convertible into or exchangeable for Synovus common stock or carrying the right to purchase any of the foregoing or for the repurchase of Synovus common stock.

To the extent that Synovus has a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to Synovus common stock, the rights under the rights plan, unless, prior to the settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if Synovus made a distribution to all holders of Synovus common stock as described in clause (3) above.

Any fixed settlement rate adjustments described above that are attributable to an exercise or exchange of Rights shall not apply to adjust any such fixed settlement rate of any tMEDS or purchase contracts that are Beneficially Owned by an Acquiring Person. For this purpose, the terms “Rights,” “Beneficially Owned” and “Acquiring Person” have the meaning assigned to such terms in the Rights Plan (see “Summary — Adoption of Rights Plan”).

In the event of any consolidation, merger, sale or transfer of assets, share exchange or other reorganization event, in each case, pursuant to which Synovus common stock is converted into the right to receive other securities, cash or property (each, a “business combination”), then, at and after the effective time of the business combination, (i) each purchase contract then outstanding will become a contract to purchase the kind and amount of securities, cash or property receivable upon any such transaction by the holder of one share of common stock, multiplied by the applicable settlement rate (the “reference property”) and (ii) the applicable market value of Synovus common stock will be calculated based on the value of a unit of reference property that a holder of one share of Synovus common stock would have received in such transaction. In the event holders of Synovus common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Synovus common stock that affirmatively make an election. Synovus will agree in the purchase contract agreement not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the fixed settlement rates described above, Synovus will also adjust the dividend threshold amount based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

In the event of a taxable distribution of cash or property to stockholders of Synovus that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in Synovus’ discretion, holders of tMEDS and separate purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders (as defined below under “Certain U.S. federal tax considerations”) of tMEDS and separate purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

In addition, Synovus may make such increases in each fixed settlement rate as Synovus deems advisable. Synovus may only make such a discretionary adjustment if Synovus makes the same proportionate adjustment to each fixed settlement rate. No adjustment in either fixed settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made shall be made (x) upon the end of the issuer’s fiscal year commencing with the 2010 fiscal year and (y) upon the purchase contract settlement date or any early settlement date.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

Whenever the fixed settlement rates are adjusted, Synovus must deliver to the purchase contract agent a certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based. In addition, Synovus must notify the holders of tMEDS and separate purchase contracts of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which each fixed settlement rate was adjusted; such notification may be made by a press release.

There will be no adjustment to the fixed settlement rates in case of the issuance of any shares of Synovus common stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

If Synovus takes a record of the holders of Synovus common stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution to Synovus stockholders Synovus legally abandons its plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of Synovus common stock issuable upon settlement of the purchase contracts or in the settlement rate then in effect will be required by reason of the taking of that record.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate. Each adjustment to each fixed settlement rate will also result in an adjustment to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on the mandatory settlement date. In addition, if any adjustment to the settlement rate becomes effective, or any ex-date or record date for any issuance, dividend or distribution (relating to a required fixed settlement rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first trading day of the 20 trading day period during which the applicable market value is calculated or (ii) in the case of an early settlement or an early settlement upon a fundamental change, the relevant early settlement date or fundamental change early settlement date and, in each case, ending on, and including, the date on which Synovus delivers shares of its common stock under the related purchase contract, Synovus will make appropriate adjustments to the fixed settlement rates and/or the number of shares of its common stock deliverable upon settlement of the purchase contract, in each case, consistent with the anti-dilution adjustments set forth above.

The Synovus board of directors will have the power to resolve any ambiguity or, subject to applicable law, correct any error in this section, and its action in so doing will be final and conclusive.

Fractional shares

No fractional shares of Synovus common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Synovus common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the closing price of Synovus common stock on the trading day immediately preceding the mandatory settlement date, early settlement date or fundamental change early settlement date, as the case may be.

Consequences of bankruptcy

The mandatory settlement date for each purchase contract, whether held separately or as part of a tMEDS, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Synovus. Upon acceleration, holders will be entitled to receive a number of shares of Synovus common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of Synovus common stock at that time). If Synovus files for bankruptcy court protection prior to the settlement of the purchase contracts, however, Synovus may be unable to deliver Synovus common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against Synovus for the value of the common stock that Synovus would have otherwise been required to deliver upon settlement of the purchase contracts. Synovus expects that this claim for damages will be subordinated to rank equally with the claims by holders of Synovus common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of Synovus common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting Synovus and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of tMEDS) for any of the following purposes:

•	to evidence the succession of another person to Synovus’ obligations;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of Synovus’ rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to conform the provisions of the purchase contract agreement to the “Description of the purchase contracts” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions;

provided that any such action described in the immediately preceding two bullets shall not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting Synovus and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of common stock deliverable upon settlement of the purchase contract; change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right; or otherwise adversely affect the holder’s rights under the purchase contract,

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement, or

•	impair the right to institute suit for the enforcement of the purchase contracts.

Consolidation, merger, sale or conveyance

Synovus will covenant in the purchase contract agreement that it will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes Synovus’ obligations under the purchase contracts and the purchase contract agreement; and

•	the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its obligations under the purchase contracts or the purchase contract agreement.

Miscellaneous

Synovus will at all times reserve and keep available out of Synovus authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Information concerning the purchase contract agent

The Bank of New York Mellon will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of tMEDS and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

The Bank of New York Mellon acts as Synovus’ transfer agent and performs other services for it.

Description of the amortizing notes

The amortizing notes will be issued under a junior subordinated debt indenture (the “base indenture”), and a related supplemental indenture for such amortizing notes (the “supplemental indenture”), each to be dated the date of issuance of such amortizing notes and each between Synovus and The Bank of New York Mellon, collectively referred to in this section as the “indenture.” The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. Synovus refers you to the form of base indenture, which has been filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Copies of the base indenture and the supplemental indenture will be available for inspection at the office of the trustee.

As used in this section, the term “Synovus” means Synovus Financial Corp. and does not include any of its subsidiaries. The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series.

General

The amortizing notes will be issued as a separate series of junior subordinated debt securities under the indenture. The amortizing notes will be issued in an aggregate principal amount of $61,178,364. The scheduled final installment payment date (as defined below) will be May 15, 2013, subject to extension as described below. We may not redeem the amortizing notes.

As described under “Book-entry procedures and settlement,” amortizing notes may be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in New York, New York. Installment payments on certificated amortizing notes may be made at the option of Synovus by check mailed to the address of the persons entitled thereto. See “Book-entry procedures and settlement.”

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Synovus that may adversely affect such holders.

Ranking

The amortizing notes will be junior subordinated obligations of Synovus and will rank junior both in liquidation and right of payment to Synovus’ “Senior Indebtedness” (as defined below under “— Subordination”). The amortizing notes will rank equally with all of Synovus’ unsecured and junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is described as junior to the amortizing notes. We may issue additional series of junior subordinated debt securities that rank pari passu with the amortizing notes.

Installment payments

Each amortizing note will have an initial principal amount of $5.098197. On each February 15, May 15, August 15 and November 15, commencing on August 15, 2010 (each, an “installment payment date”), Synovus will pay, in cash, equal quarterly installments of $0.515625 on each amortizing note. Each installment will constitute a payment of interest (at a rate of 13.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “— Amortization schedule.” Synovus will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “— Option to extend installment payment period” so long as such deferral period does not extend beyond May 15, 2015. Installments will be paid to the person in whose name an amortizing note is registered, with limited exceptions, at the close of business on the business day immediately preceding the related installment payment date. In the event the amortizing notes do not continue to remain in book-entry only form, Synovus will have the right to select regular record dates, which will be more than 14 days but less than 60 days prior to the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization schedule

The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

	Amount of	Amount of
Scheduled Installment Payment Date	Principal	Interest

August 15, 2010	$0.392703	$0.185943
November 15, 2010	$0.362696	$0.152929
February 15, 2011	$0.374484	$0.141141
May 15, 2011	$0.386655	$0.128970
August 15, 2011	$0.399221	$0.116404
November 15, 2011	$0.412196	$0.103429
February 15, 2012	$0.425592	$0.090033
May 15, 2012	$0.439424	$0.076201
August 15, 2012	$0.453705	$0.061920
November 15, 2012	$0.468451	$0.047174
February 15, 2013	$0.483675	$0.031950
May 15, 2013	$0.499395	$0.016230

For the avoidance of doubt and notwithstanding anything to the contrary in this prospectus supplement, the first installment payment for the amortizing notes, payable on August 15, 2010, shall be equal to $0.578646 per amortizing note.

Option to extend installment payment period

Synovus may defer installment payments, at any time and from time to time, by extending the installment payment period, so long as such period of time does not extend beyond May 15, 2015 (the “extension period”). Synovus may end an extension period on any installment payment date occurring on or before May 15, 2013 or, in the case of an extension period that extends beyond May 15, 2013, on any business day thereafter that is on or before May 15, 2015.

At the end of any extension period, Synovus will pay all installment payments for which the related installment payment date occurred during such extension period, together with interest on the full amount of such installment payments compounded quarterly at the rate specified for the interest component of the amortizing notes to the extent permitted by applicable law. Synovus will give the holders of tMEDS and separate amortizing notes at least 10 business days’ notice prior to the end of an extension period.

Prior to the termination of any extension period, Synovus may further defer installment payments by extending such extension period. Such extension period, including all such previous and further extensions, may not extend beyond May 15, 2015. Upon the termination of any extension period and the payment of all amounts then due, Synovus may commence a new extension period, if consistent with the terms set forth in this section. No installment payment (or interest thereon) during an extension period, except at the end of such period, shall be due and payable.

Synovus has no present intention of exercising its right to defer installment payments by extending the installment payment period on the amortizing notes.

Synovus will give the holders of tMEDS and amortizing notes notice of its election of an extension period (or any extension thereof) at least 10 business days prior to the earlier of:

•	the next succeeding installment payment date; or

•	the date upon which Synovus is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the amortizing notes of the record or payment date of such installment payment.

Restrictions applicable during an extension period and certain other circumstances

If:

•	there shall have occurred and be continuing a default under the indenture; or

•	Synovus shall have given notice of its election to defer installment payments on amortizing notes by extending the installment payment period and such period, or any extension of such period, shall be continuing, then:

•	Synovus and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than:

•	purchases, redemptions or other acquisitions of shares of capital stock of Synovus in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of Synovus pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Synovus’ capital stock for any other class or series of Synovus’ capital stock;

•	the purchase of fractional interests in shares of Synovus’ capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchases of Synovus’ capital stock in connection with the distribution thereof; and

•	Synovus and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by Synovus that rank equally with or junior to the amortizing notes other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other debt securities or guarantees issued by Synovus that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit Synovus from making such pro rata payment.

These restrictions, however, will not apply to any stock dividends paid by Synovus where the dividend stock is the same stock as, or junior to, that stock on which the dividend is being paid.

Subordination

The indenture provides that the amortizing notes are subordinated and junior in right of payment to Synovus’ obligations to the holders of Senior Indebtedness (as defined below) to the extent specified in the indenture. This means that in the case of any insolvency, liquidation or other certain specified events of or relating to Synovus as a whole, whether voluntary or involuntary, all obligations to holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the amortizing notes. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of the amortizing notes, together with the holders of any obligations of Synovus ranking on a parity with the amortizing notes, shall be entitled to be paid from the remaining assets of Synovus the amounts at the time due and owing on account of unpaid principal of and interest on the amortizing notes before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of Synovus ranking junior to the amortizing notes.

In addition, If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no installment payments shall be made by Synovus with respect to the amortizing notes.

The term “Senior Indebtedness” means the following, whether now outstanding or subsequently created, assumed or incurred:

•	all indebtedness of Synovus for money borrowed, including any obligation of, or any obligation guaranteed by, Synovus, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments (including, without limitation, Synovus’ 4.875% Subordinated Notes Due 2013 and Synovus’ 5.125% Subordinated Notes Due 2017);

•	any deferred obligation of Synovus for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•	all obligations, contingent or otherwise, of Synovus in respect of any letters of credit, bankers acceptances, security purchase facilities and similar transactions;

•	all capital lease obligations of Synovus;

•	all obligations of Synovus in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar agreements;

•	all obligations of the type referred to in the above five bullets of other persons for the payment of which Synovus is responsible or liable as obligor, guarantor or otherwise;

provided, however, that the term “Senior Indebtedness” does not include:

•	any securities issued under the base indenture (including the amortizing notes) or

•	any indebtedness or any guarantee ranking junior to, or ranking on a parity with, such securities and the issuance of which (i) has received the concurrence or approval of the Federal Reserve or its staff or (ii) does not at the time of issuance prevent such securities (or any security or unit of which such securities comprise a part) from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of Synovus’ Tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations or any applicable concurrence or approval of the Federal Reserve or its staff.

The amortizing notes will rank senior to all of Synovus’ equity securities, including its preferred stock, whether now outstanding or subsequently created.

The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Synovus.

Notwithstanding the above and anything to the contrary in this prospectus supplement, holders of Senior Indebtedness who are not also holders of tMEDS or amortizing notes will not have any rights under the indenture to enforce any of the covenants in the indenture.

Events of default

Each of the following will be an “event of default” with respect to the amortizing notes:

•	default in the payment in full of all deferred installment payments on the amortizing notes on or by May 15, 2015 and continuance of such failure to pay for a period of 30 days;

•	failure on the part of Synovus duly to observe or perform any other of the covenants or agreements on the part of Synovus in the amortizing notes or in the indenture, and continuance of such failure for a period of 90 days after the date on which written notice of such failure, requiring Synovus to remedy the same, shall have been given to Synovus by the trustee, or to Synovus and the trustee by the holders of at least 25% in aggregate principal amount of the securities of all series affected thereby specifying such default or breach; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Synovus.

If an event of default described in third bullet above (a “bankruptcy event of default”) occurs and is continuing, then and in each such case either the trustee or the holders of not less than 25% in aggregate initial principal amount of the amortizing notes then outstanding, by notice in writing to Synovus (and to the trustee if given by holders), may declare the principal amount of all the amortizing notes to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. This provision, however, is subject to the condition that, at any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered, the holders of a majority in aggregate principal amount of the amortizing notes then outstanding, by written notice to Synovus and to the trustee, may waive all defaults and rescind and annul such declaration and its consequences, if:

•	Synovus shall pay or shall deposit with the trustee a sum sufficient to pay:

•	all matured installments of interest on all the amortizing notes that shall have become due otherwise than by acceleration (with interest on overdue installments of interest (to the extent that payment of such interest is enforceable under applicable law) at the rate borne by the amortizing notes, to the date of such payment or deposit); and

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any other amounts due the trustee under the indenture; and

•	any and all defaults with respect to amortizing notes under the indenture, other than the nonpayment of installments on amortizing notes that shall have become due by acceleration, shall have been cured or waived as provided below in the penultimate paragraph of this section.

No such waiver or rescission and annulment shall extend or shall affect any subsequent default or shall impair any right consequent thereon.

There is no right of acceleration upon the occurrence of an event of default described in the first bullet or second bullet of the definition of “event of default” above. In addition, any deferral of installment payments on the amortizing notes made in accordance with the provisions described under “— Option to extend installment payment period” will not constitute an event of default under the indenture.

In the case of an event of default described in the first bullet of the definition thereof, then, upon demand of the trustee, Synovus will pay to the trustee, for the benefit of the holders of the amortizing notes, the whole amount that then shall have become due and payable on all such amortizing notes for principal, premium, if any, or interest, or any combination thereof, as the case may be, with interest upon the overdue principal and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, at the rate borne by the amortizing notes; and, in addition, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation, expenses, disbursements and advances of the trustee, its agent, attorneys and counsel. If Synovus does not pay such amounts upon such demand, the trustee shall be entitled and empowered to institute any actions or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against Synovus or any other obligor on the amortizing notes and collect in the manner provided by law out of the property of Synovus or any other obligor on the amortizing notes, wherever situated, the money adjudged or decreed to be payable.

No holder of any amortizing note shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless such holder previously shall have given to the trustee written notice of default and of the continuance thereof and unless also:

•	the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding shall have made written request upon the trustee to institute such action, suit or proceeding in its own name as trustee under the indenture and shall have offered to the trustee such reasonable security or indemnity as the trustee may require against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding amortizing notes;

it being understood and intended, and being expressly covenanted by each person who acquires and holds an amortizing note with every other such person holding an outstanding note under the base indenture, that no one or more holders of outstanding notes under the base indenture shall have any right in any manner whatever by virtue of or by availing of any provision of the indenture to affect, disturb or prejudice the rights of any other holder of such notes, or to obtain or seek to obtain priority over or preference to any other such holder, or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal, ratable and common benefit of all holders of outstanding notes under the base indenture. Notwithstanding any other provision of the indenture, however, the right of any holder of any amortizing note to receive payment of installments on or after their respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates against Synovus, shall not be impaired or affected without the consent of such holder.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the amortizing notes affected (voting as one class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Prior to any declaration that the principal of the outstanding amortizing notes is due and payable, the holders of a majority in aggregate principal amount of the amortizing notes at the time outstanding on behalf of the holders of all of the amortizing notes may waive any past default or event of default under the Indenture and its consequences except a default under a covenant in the indenture that cannot be modified without the consent of each holder of an amortizing note affected thereby. Upon any such waiver, Synovus, the trustee and the holders of the amortizing notes shall be restored to their former positions and rights under the Indenture, respectively; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.

The trustee, within 90 days after the occurrence of a default with respect to amortizing notes, shall mail to all holders notice of all such defaults known to the trustee, unless such defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of default in the payment of an installment on any of the amortizing notes, the trustee shall be protected in withholding such notice if and so long as its board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interest of the holders.

Modifications and amendments

Synovus and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder:

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders;

•	to comply with Synovus’ obligations set forth in “— Consolidation, merger and sale of assets”;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose;

•	to make any change that does not materially and adversely affect the rights of any Holder; and

•	to conform the provisions of the indenture to the “Description of the amortizing notes” section in the preliminary prospectus supplement, as supplemented by the related term sheet.

Without prior notice to any holders, Synovus and the trustee may amend the indenture with respect to the amortizing notes with the written consent of the holders of a majority in principal amount of the outstanding amortizing notes, and the holders of a majority in principal amount of the outstanding amortizing notes by written notice to the trustee may waive future compliance by Synovus with any provision of the indenture with respect to the amortizing notes. However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change the stated maturity of the principal of, or any installment of interest on, such holder’s amortizing notes,

•	reduce the principal amount thereof or the rate of interest thereon;

•	reduce the above-stated percentage of outstanding amortizing notes the consent of whose holders is necessary to modify or amend the indenture with respect to the amortizing notes; or

•	reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture.

It is not be necessary for the consent of any holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, Synovus shall give to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. Synovus will mail supplemental indentures to holders upon request. Any failure of Synovus to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Satisfaction, discharge and defeasance

Synovus may discharge most of its obligations under the indenture to holders of the amortizing notes if:

•	it has paid or caused to be paid the installments on all amortizing notes outstanding as and when the same shall have become due and payable, or

•	it has delivered to the trustee for cancellation all amortizing notes authenticated, or

•	(i) all amortizing notes not delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, and (ii) Synovus has irrevocably deposited or caused to be deposited an amount of cash or U.S. government obligations with the trustee sufficient to pay at maturity all amortizing notes not theretofore delivered to the trustee for cancellation, including installments to become due on or prior to such date of maturity.

Synovus, at its option:

•	will be released from any and all obligations in respect of the amortizing notes, which is known as “defeasance and discharge”; or

•	need not comply with certain covenants specified herein regarding the amortizing notes, which is known as “covenant defeasance.”

If Synovus exercises its covenant defeasance option, the failure to comply with any defeased covenant and any default in the indenture will no longer be a default thereunder.

To exercise either its defeasance and discharge or covenant defeasance option, Synovus must

•	deposit with the trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the remaining installments on the amortizing notes when such payments are due; and

•	deliver an opinion of counsel, which, in the case of defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the “IRS”), to the effect that the holders of the amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax in the same manner as if such defeasance had not occurred.

When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, Synovus will no longer be liable for payment and the holders of such amortizing notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, Synovus will continue to be obligated for installment payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to register the transfer or exchange of amortizing notes, to replace mutilated, defaced, destroyed, lost or stolen amortizing notes, and to maintain paying agents and hold monies for payment in trust will continue even if Synovus exercises its defeasance and discharge or covenant defeasance option.

Consolidation, merger and sale of assets

The indenture provides that Synovus shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any person unless either:

•	Synovus is the continuing person or the person (if other than Synovus) formed by such consolidation or into which Synovus is merged or to which properties and assets of Synovus are sold, conveyed, transferred or leased shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Synovus on all of the junior subordinated debt securities and under the indenture; and

•	Synovus delivers to the trustee (A) an opinion of counsel regarding the transaction’s compliance with the relevant provisions of the indenture and (B) an officers’ certificate to the effect that immediately after giving effect to such transaction, no default shall have occurred and be continuing.

Upon any such consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of Synovus, the successor person formed by such consolidation or into which Synovus is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Synovus under the indenture with the same effect as if such successor person had been named as the company in the indenture and thereafter the predecessor person, except in the case of a lease, shall be relieved of all obligations and covenants under the indenture and the junior subordinated debt securities, including the amortizing notes, outstanding thereunder.

Governing law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Unclaimed funds

All funds deposited with the trustee for the payment of installment payments in respect of the amortizing notes that remain unclaimed for two years after the final installment date will be repaid to Synovus upon its request. Thereafter, any right of any holder of the amortizing notes to such funds shall be enforceable only against Synovus, and the trustee will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Synovus’ payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter Synovus’ payment obligations will generally become unenforceable.

Book-entry procedures and settlement

The tMEDS, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. Synovus will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the tMEDS, the separate purchase contracts and the separate amortizing notes, as the case may be, upon Synovus’ instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, Synovus and the trustee will treat the depositary as the sole owner or holder of the tMEDS, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have tMEDS, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the tMEDS, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. It is the understanding of Synovus that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, Synovus will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither Synovus nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in TMEDS, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of tMEDS, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive securities and paying agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and Synovus is unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) Synovus in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive tMEDS and definitive separate purchase contracts will be issuable in denominations of 1 tMEDS and 1 purchase contract, respectively, and integral multiples thereof. Definitive separate amortizing notes will be issuable in denominations of the initial principal amount of $3.098197 per amortizing note and integral multiples thereof. Definitive tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names.

Thereafter, the holders of the definitive tMEDS, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the tMEDS, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to Synovus and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of Synovus’ paying agent in the Borough of Manhattan. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of Synovus’ paying agents. Synovus also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive tMEDS, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of The Bank of New York Mellon. A form of such instrument of transfer will be obtainable at the relevant office of The Bank of New York Mellon. Upon surrender, Synovus will execute, and the purchase contract agent and the trustee will authenticate and deliver, new tMEDS, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of The Bank of New York Mellon, as requested by the owner of such new tMEDS, separate purchase contacts or separate amortizing notes. Synovus will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Certain U.S. federal
tax considerations

The following is a summary of the material U.S. federal income tax consequences and certain estate tax consequences of the purchase, ownership and disposition of the tMEDS, the purchase contracts and amortizing notes that are components of tMEDS and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire tMEDS upon original issuance at the “issue price” (as defined below) and who hold, as applicable, the tMEDS, the components of the tMEDS and shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences, including alternative minimum tax consequences, that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to tMEDS, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding tMEDS, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds tMEDS, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding tMEDS, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the tMEDS, purchase contracts, amortizing notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of tMEDS, purchase contracts, amortizing notes and shares of our common stock are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of tMEDS and amortizing notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each tMEDS will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of tMEDS will be treated as if it held each component of tMEDS for U.S. federal income tax purposes. By acquiring a tMEDS, you will agree to treat (i) a tMEDS as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. tax purposes. If, however, the components of a tMEDS were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder, as defined below, you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a tMEDS are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to Non-U.S. Holders (as defined below) on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as Synovus’ stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a U.S. Holder’s holding period for the common stock received under a purchase contract would include the period during which the U.S. Holder held the purchase contract.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the characterization of tMEDS for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed below, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those described above. Accordingly, you should consult your tax advisor regarding the tax consequences to you if the IRS or a court treat the tMEDS in a manner that is different than as described herein, including the possible recharacterization of the components of a tMEDS as a single instrument. Unless stated otherwise, the remainder of this discussion assumes that the characterization of the tMEDS as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of tMEDS, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Allocation of the issue price and purchase price

The issue price of each tMEDS will be the first price at which a substantial amount of the tMEDS is sold to persons other than bond houses, brokers, or similar persons acting in the capacity of underwriter, placement agents or wholesalers. The issue price (and purchase price) of each tMEDS will be allocated between the purchase contract and the amortizing note that constitute the tMEDS in proportion to their relative fair market values at the time of issuance. That allocation of the purchase price will establish a U.S. Holder’s initial tax basis in the purchase contract and the amortizing note.

Based on information provided by the underwriter, we have determined that the issue price allocated to each purchase contract and amortizing note is $19.901803 and $5.098197, respectively. That allocation will be binding on you (but not the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire tMEDS. The remainder of this discussion assumes that this allocation of issue price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Original issue discount

Due to the deferral feature on the amortizing notes, Synovus intends to take the position that none of the stated interest on the notes constitutes “qualified stated interest” for U.S. federal income tax purposes. Accordingly, U.S. Holders of amortizing notes will be required to accrue interest income on the notes on a constant-yield basis at a rate of 13.00%, regardless of whether such holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As a result, for each day of each accrual period, a U.S. Holder must accrue:

•	the product of (a) the adjusted issue price (as defined below) of the amortizing note as of the beginning of the accrual period and (b) 13.00%, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period.

U.S. Holders will not be required to separately take into account as income any payments on the amortizing notes. The “adjusted issue price” of an amortizing note is its issue price increased by any original issue discount previously accrued and decreased by any payments made on the amortizing note. Accrued original issue discount will increase the U.S. Holder’s tax basis in the amortizing notes and any payments on the notes will decrease the tax basis.

Settlement of a purchase contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Constructive dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in Synovus’ assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract.

If Synovus were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase would be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders.

In certain circumstances, the failure to make an adjustment to the settlement rate of the purchase contracts may result in a taxable distribution to holders of Synovus’ common stock, if as a result of such failure the proportionate interest of the stockholders in the assets or earnings and profits of Synovus is increased.

Any deemed distribution will generally be taxed in the same manner as an actual distribution. See “— Taxation of distributions” below. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Taxation of distributions on common stock acquired under the purchase contracts

Distributions paid on shares of common stock, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale exchange or other disposition of tMEDS, purchase contracts, amortizing notes or shares of common stock

Upon the sale, exchange or other disposition of a purchase contract, amortizing note or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in the purchase contract, amortizing note or share of stock, as the case may be.

Gain or loss realized on the sale, exchange or other disposition of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other disposition the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other disposition of a tMEDS, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the tMEDS. The proceeds realized on a disposition of a tMEDS will be allocated between the purchase contract and amortizing note of the tMEDS in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a tMEDS but a capital loss on the other component of the tMEDS.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments (including original issue discount) on the amortizing notes, dividends on the common stock and the proceeds from a sale or other disposition of tMEDS, purchase contracts, amortizing notes or shares of our common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a tMEDS, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the tMEDS, purchase contracts, amortizing notes or common stock. Such a Non-U.S. Holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of tMEDS, purchase contracts, amortizing notes or common stock.

Payments on the amortizing notes

Subject to the discussion below concerning backup withholding, under the characterization of each tMEDS as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes (as described above), payments of principal and original issue discount on the amortizing notes by Synovus to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of original issue discount,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Synovus stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Synovus through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Original issue discount on an amortizing note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

However, if, as described above under “— Characterization of tMEDS and amortizing notes,” the components of a tMEDS were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and original issue discount made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements.

Even if the components of a tMEDS are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments of original issue discount to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. withholding tax.

Settlement of a purchase contract

Non-U.S. Holders will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Constructive dividends

An adjustment to the settlement rate of a purchase contract might result in a taxable constructive stock distribution, as described above under the caption “Tax consequences to U.S. Holders — Constructive dividends.” Any taxable constructive stock distribution from an adjustment to the settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “— Dividends.”

Sale, exchange or other disposition of tMEDS, purchase contracts, amortizing notes or shares of common stock

Subject to the discussion below concerning backup withholding and recent legislation, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of tMEDS, purchase contracts, amortizing notes or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	in the case of a sale or other disposition of tMEDS, purchase contracts or common stock, Synovus is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Synovus believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Dividends

Dividends (including deemed dividends on the tMEDS or purchase contracts described above under “Tax consequences to U.S. Holders — Constructive dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Effectively connected income

If a Non-U.S. Holder is engaged in a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above) on payments on the amortizing notes (including original issue discount), payments on the common stock and gain recognized on a sale or other disposition of tMEDS, purchase contracts, amortizing notes or common stock that is effectively connected with the conduct of the trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from the withholding tax described in “— Payments on the amortizing notes” and “— Dividends” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI.

These Non-U.S. Holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of tMEDS, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments (including original issue discount) on the amortizing notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the tMEDS, purchase contracts, amortizing notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the amortizing notes and on the common stock or on the proceeds from a sale or other disposition of the tMEDS, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the

Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Recent legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. equity interests, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. Synovus is not required to pay a “gross up” for these or any other taxes imposed or withheld in respect of payments made on or with respect to the tMEDS, the purchase contracts, the amortizing notes or common stock. Prospective investors are urged to consult their tax advisors regarding the possible implications of this legislation on their investment in tMEDS.

Federal estate tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Benefit plan investor considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Synovus and its current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the tMEDS may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase or settle tMEDS, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the tMEDS.

Each purchaser or holder of a tMED, and each fiduciary who causes any entity to purchase or hold or settle a tMED, shall be deemed to have represented and warranted, on each day such purchaser or holder holds or settles such tMEDS, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding or settling tMEDS on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding, settling and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the tMEDS. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a tMED will have exclusive responsibility for ensuring that its purchase, holding, settlement and subsequent disposition of the tMED does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the tMEDS would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Underwriting

We are offering the tMEDS described in this prospectus supplement through J.P. Morgan Securities Inc. who is acting as sole underwriter and sole book-running manager of the offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of tMEDS listed next to its name in the following table:

Underwriter	Number of tMEDS

J.P. Morgan Securities Inc.	12,000,000
Total	12,000,000

The underwriter is committed to purchase all of the tMEDS offered by us if it purchases any tMEDS. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

The underwriter proposes to offer the tMEDS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.45 per tMEDS. After the public offering of the tMEDS, the offering price and other selling terms may be changed by the underwriter.

The underwriter has the right to purchase, within the 13-day period that begins on and includes the date of original issuance of the tMEDS, up to an additional 1,800,000 tMEDS solely to cover over-allotments, if any. If any tMEDS are purchased with this over-allotment option, the underwriter will purchase tMEDS in approximately the same proportion as shown in the table above. If any additional tMEDS are purchased, the underwriter will offer the additional tMEDS on the same terms as those on which the tMEDS are being offered.

The underwriting fee is equal to the public offering price per tMED less the amount paid by the underwriter to us per tMED. The underwriting fee is $0.75 per tMEDS. The following table shows the per tMED and total underwriting discounts and commissions to be paid to the underwriter, assuming both no exercise and full exercise of the underwriter’s option to purchase additional tMEDS.

	Without over-allotment	With full over-allotment
	exercise	exercise

Per tMED	$0.75	$0.75
Total	$9,000,000	$10,350,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $900,000.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by underwriter to the selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, in each case without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to:

•	the sale of shares of common stock to the underwriter;

•	any awards made and shares of our common stock issued upon the exercise or vesting of options and awards granted under our stock-based compensation plans; or

•	the issuance of shares of our common stock in connection with the Concurrent Transactions.

In addition, our directors and executive officers (or entities controlled by them) entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons (or entities), for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such person (or entity) in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the foregoing, our directors and executive officers (or such entities) may transfer shares of our common stock (or, in the case of clause (6) below, warrants, options or other securities convertible or exchangeable for common stock):

(1) as a bona fide gift or gifts;

(2) by will or intestacy;

(3) to any trust, partnership or limited liability company for the direct or indirect benefit of the director or executive officer or the immediate family of the director or executive officer;

(4) (A) to a member of the director or executive officer’s immediate family or (B) if such transfer occurs by operation of law, including without limitation, pursuant to a domestic relations order of a court of competent jurisdiction;

(5) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (4) above;

(6) to us in connection with the exercise of stock options or warrants or securities convertible into or exchangeable for common stock outstanding on the date hereof;

(7) to any limited partner, wholly-owned subsidiary or holder of equity interests or such entity; or

(8) to us in connection with the exchange or surrender of shares of common stock in satisfaction or payment of the exercise price of stock options, to satisfy any tax withholding obligations of the director or executive officer in respect of such option;

provided, however, that (A) in case of any such transfer, except for bona fide gifts to charitable organizations pursuant to clause (1) and transfers to us pursuant to clauses (6) and (8), it shall be a condition to the transfer that such donee or transferee execute an agreement stating that such donee or transferee is receiving and holding the common stock subject to the provisions of this agreement, and (B) any such transfer shall not involve a disposition for value (except for transfers to us pursuant to clauses (6) and (8)), and (C) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). For this purpose, “immediate family” means the spouse, children, parents, grandchildren or grandparents of the director or executive officer.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

We will apply to list the tMEDS on the NYSE under the symbol “SNV PR T.” If approved for listing, we expect that the tMEDS will begin trading on the NYSE within 30 days after the tMEDS are first issued. In addition, we have been advised by the underwriter that it intends to make a market in the tMEDS after the offering is completed. However, listing the tMEDS on the NYSE does not guarantee that a trading market will develop and the underwriter may cease its market-making activity at any time. Even if a trading market does develop, there can be no assurance as to the depth or duration of that market or the ability of holders to sell their tMEDS.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling tMEDS in the open market for the purpose of preventing or retarding a decline in the market price of the tMEDS while this offering is in progress. These stabilizing transactions may include making short sales of the tMEDS, which involves the sale by the underwriter of a greater number of tMEDS than it is required to purchase in this offering, and purchasing tMEDS on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing tMEDS in the open market. In making this determination, the underwriter will consider, among other things, the price of tMEDS available for purchase in the open market compared to the price at which the underwriter may purchase tMEDS through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the tMEDS in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase tMEDS in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated by the SEC, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the tMEDS, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the tMEDS or preventing or retarding a decline in the market price of the tMEDS, and, as a result, the price of the tMEDS may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over the counter market or otherwise.

In addition, in connection with this offering the underwriter (and certain of the selling group members) may engage in passive market making transactions in the tMEDS in the over the counter market or otherwise prior to the pricing and completion of this offering. Passive market making consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the tMEDS during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the tMEDS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and certain of its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and certain of its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Validity of securities

The validity of the issuance of the tMEDS offered by this prospectus supplement will be passed upon for us by Alana L. Griffin, our Deputy General Counsel. Certain other legal matters in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriter by Wachtell, Lipton, Rosen & Katz, New York, New York.

Experts

The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein to Synovus’ Annual Report on Form 10-K/A for the year ended December 31, 2009 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements refers to a change in the method of accounting for split-dollar life insurance arrangements and the election of the fair value option for mortgage loans held for sale and certain callable brokered certificates of deposit in 2008.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
PREFERRED STOCK PURCHASE RIGHTS
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange under the trading symbol “SNV.”

Any securities offered by this prospectus and any accompanying prospectus supplement will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 16 of our annual report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov).

You may also inspect the reports and other information that we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all the securities offered by this prospectus have been issued, as described in this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2009, as amended by amendment no. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2009 filed on April 26, 2010;

(b) Those portions of the Definitive Proxy Statement filed by Synovus on March 12, 2010 in connection with its 2010 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2009;

(c) Current Reports on Form 8-K filed January 29, 2010, February 24, 2010 and April 26, 2010,

(d) The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description; and

(e) The description of Synovus’ preferred stock purchase rights, set forth in the Current Report on Form 8-K filed with the SEC on April 26, 2010, including any amendment, report or registration statement on Form 8-A filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 644-1930

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sales of any securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2009		2008		2007	2006	2005

Including interest on deposits	(2.17x	)	0.16x		1.47x	1.71x	2.04x
Excluding interest on deposits	(30.72x	)	(4.52x	)	3.83x	5.28x	5.40x

For the year ended December 31, 2009, earnings were insufficient to cover fixed charges by $1.6 billion (including and excluding interest on deposits). For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $661.0 million (including and excluding interest on deposits).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Synovus or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. See the “Incorporation of certain information by reference” section of this prospectus supplement.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of March 31, 2010, there were 489,843,709 shares of our common stock and 967,870 shares of our preferred stock issued and outstanding.

All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Voting Rights

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock held as described below. The common stock offered in this offering is only entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of our common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of our common stock that:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by us and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by us where the resolutions adopted by our board of directors approving such issuance specifically reference and grant such rights;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more of our and/or our subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by us, or to whom it was transferred by us from treasury shares, and the resolutions adopted by our board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

•	was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of our common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in our common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

Holders of shares of our common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

In connection with various meetings of our shareholders, shareholders are required to submit to our board of directors satisfactory proof necessary for the board of directors to determine whether such shareholders’ shares of our common stock are ten-vote shares. If such information is not provided to our board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

Our common stock is registered with the SEC and is listed on the NYSE. Accordingly, our common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for our common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., our common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation.

Preemptive Rights; Cumulative Voting; Liquidation

Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, as amended, and unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. We are also subject to regulatory capital restrictions that limit the amount of cash dividends that we may pay. Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract.

Our participation in the Capital Purchase Program limits our ability to increase our quarterly dividend on our common stock beyond $0.06 without the consent of the Treasury until the earlier of December 19, 2011 or until the Series A Preferred Stock has been redeemed in whole or until the Treasury has transferred all of the Series A Preferred Stock to a third party.

The primary sources of funds for our payment of dividends to our shareholders are dividends and fees to us from our banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary banks may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

For those of our subsidiary banks chartered in Alabama, Florida or Tennessee, the approval of the appropriate state banking department is generally required if the total of all dividends declared in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the Office of the Comptroller of the Currency is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years.

The FDIC Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal and state banking regulations applicable to us and our bank subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends.

In addition, the Federal Reserve Board, through guidance reissued on February 24, 2009, and reissued March 27, 2009, also has supervisory policies and guidance that:

•	may restrict the ability of a bank or financial services holding company from paying dividends on any class of capital stock or any other Tier 1 capital instrument if the holding company is not deemed to have a strong capital position;

•	states that a holding company should reduce or eliminate dividends when:

•	the holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	the holding company’s prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios; and

•	requires that a holding company must inform the Federal Reserve Board in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the organization’s capital structure; declaring or paying a dividend in either circumstance could raise supervisory concerns.

In the current financial and economic environment, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. In addition to the restrictions described above, and as a result of the memorandum of understanding we entered into with the Federal Reserve Bank of Atlanta and the Georgia Commissioner, we must seek the Federal Reserve’s permission to increase our dividend above its current level of $0.01 per quarter. Furthermore, some of our banking affiliates have in the past been, and are presently, required to secure prior regulatory approval for the payment of dividends to us in excess of regulatory limits. There is no assurance that any such regulatory approvals will be granted. For additional restrictions on our ability to pay dividends on our common stock, see the “Dividends” and “Risk factors — We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” sections of this prospectus supplement.

Federal and state banking regulations applicable to us and our banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends.

Preferred Stock and Warrants

On December 19, 2008, we issued to the Treasury 967,870 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000, for a total liquidation preference of $967,870,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. We may not redeem the Series A Preferred Stock before February 15, 2012 except with the proceeds from a qualified equity offering of not less than $241,967,500. After February 15, 2012, we may, with the consent of the FDIC, redeem, in whole or in part, the Series A Preferred Stock at the liquidation amount per share plus accrued and unpaid dividends. The Series A Preferred Stock is generally non-voting. Until the earlier of December 19, 2011 or until we have redeemed the Series A Preferred Stock or until the Treasury has transferred the Series A Preferred Stock to a third party, the consent of the Treasury will be required for us to (1) declare or pay any dividend or make any distribution on common stock other than regular quarterly cash dividends of not more than $0.06 per share, or (2) redeem, repurchase or acquire our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice. A consequence of the Series A Preferred Stock purchase includes certain restrictions on executive compensation that could limit the tax deductibility of compensation that we pay to our executive management. The recently enacted ARRA and the Treasury’s February 10, 2009, Financial Stability Plan and regulations issued on June 15, 2009 may retroactively affect us and modify the terms of the Series A Preferred Stock. In particular, the ARRA provides that the Series A Preferred Stock may now be redeemed at any time with the consent of the FDIC.

As part of our issuance of the Series A Preferred Stock, we also issued the Treasury a warrant to purchase up to 15,510,737 shares of our common stock, which we refer to as the “Warrant,” at an initial per share exercise price of $9.36. The Warrant provides for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. Neither the issuance of the shares of common stock in this offering nor the Exchange Offer will trigger the anti-dilution provisions of the Warrant. The Warrant expires on December 19, 2018. Pursuant to the Securities Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, our board of directors adopted a Shareholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to protect our ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income. Our use of the Tax Benefits in the future would be substantially limited if we experience an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding common stock of Synovus or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent us from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

After giving careful consideration to this issue, our board of directors has concluded that the Rights Plan is in the best interests of Synovus and its shareholders.

In connection with the adoption of the Rights Plan, on April 26, 2010, our board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding at the close of business on April 29, 2010 (the “Record Date”) and authorized the issuance of one Right (subject to adjustment) in respect of each share of common stock issued after the Record Date.

Each Right will initially represent the right to purchase, for $12.00 (the “Purchase Price”), one one-millionth of a share of Series B Participating Cumulative Preferred Stock, no par value (the “Preferred Stock”). The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (the “Stock Acquisition Date”) of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by our board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by our board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that our board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that our board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, our utilization of our Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of our common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, our board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Preferred Stock at an exchange ratio of one one-millionth of a share of Preferred Stock per Right.

The issuance of the Rights is not taxable to holders of our common stock for U.S. federal income tax purposes.

Our board of directors may redeem all of the Rights at a price of $0.000001 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of our common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with our common stock and (iv) the registered holders of our common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of our common stock as of the close of business on the Distribution Date (other than common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from our common stock. The Rights will expire on April 27, 2013, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan being filed as Exhibit 4.1 to Synovus’ Form 8-K filed with the SEC on April 26, 2010, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, our Articles of Incorporation, Bylaws and Rights Plan contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Supermajority Approvals

Under our Articles of Incorporation and Bylaws, as currently in effect, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of our common stock is required to:

•	call a special meeting of our shareholders;

•	fix, from time to time, the number of members of our board of directors;

•	remove a member of our board of directors;

•	approve any merger or consolidation of our company with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of our assets to or with any other corporation, person or entity, with respect to which the approval of our shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of our Articles of Incorporation.

This allows directors to be removed only by 66 2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing our policies or control of our company.

Shareholder Action

The Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the Bylaws.

Evaluation of Business Combinations

Our Articles of Incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

Rights Plan

Our board of directors adopted the Rights Plan (which is described in more detail in the section entitled “Description of Capital Stock — Rights Plan”) on April 26, 2010. The Rights Plan was adopted in an effort to protect our ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of our common stock made in connection with a qualified offer to acquire 100% of our common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from our board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Junior subordinated debt securities will be issued under a junior subordinated indenture. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Synovus and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Synovus, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Synovus and/or the selling securityholders, if applicable, to indemnification by Synovus and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS

The validity of the securities will be passed upon by Alana L. Griffin, Deputy General Counsel of Synovus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein to Synovus’ Annual Report on Form 10-K/A for the year ended December 31, 2009 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements refers to a change in the method of accounting for split-dollar life insurance arrangements and the election of the fair value option for mortgage loans held for sale and certain callable brokered certificates of deposit in 2008.

12,000,000 tMEDS

SYNOVUS FINANCIAL CORP.

8.25% tMEDS

Prospectus supplement

J.P. Morgan

Sole Book-Running Manager

April 28, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any pricing supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus supplement. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference into this prospectus supplement is accurate only as of the date of this prospectus supplement or the date of the incorporated document, as applicable, regardless of the time of delivery of this prospectus supplement or of any sale of shares of common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.